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                                                                   EXHIBIT 10.34


                                   SYNDICATED
                           REVOLVING CREDIT AGREEMENT

                               (Secured Facility)

          This Syndicated Revolving Credit Agreement (Secured Facility) is entered into as of August 30, 1996 by and among PACIFIC GULF PROPERTIES INC., a Maryland corporation, as the borrower (the "BORROWER"), the lenders from time to time party to this Agreement (the "BANKS"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as one of the Banks (in such capacity and in its individual capacity, "BOFA"), as Agent (in such capacity, the "Agent") and as Issuing Bank (as defined below), with reference to the following facts:

          A. Pursuant to that certain Amended and Restated Revolving Credit Agreement (Secured Facility), dated as of May 30, 1996, by and between the Borrower and BofA (the "AMENDED AND RESTATED CREDIT AGREEMENT"), BofA has made available to the Borrower a revolving credit facility in the amount of up to Sixty-Five Million Dollars ($65,000,000) (the "SECURED FACILITY").

          B. The Borrower, BofA and the Banks desire to replace and supersede the Amended and Restated Credit Agreement with this Agreement.

          NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties agree to replace and supersede the Amended and Restated Credit Agreement with this Agreement as follows:

                                   ARTICLE I.

                           DEFINITIONS; INTERPRETATION


          1.1 Definitions. The following terms are used in this Agreement with the following meanings:

          "ADJUSTED LIBO RATE" means the quotient, expressed as a percentage, obtained by dividing the LIBO Base Rate by one (1) minus the Reserve Rate.

          "ADVANCE" means each advance of the proceeds of the Loans made by the Banks pursuant to this Agreement.

          "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with that Person; and for purposes of the foregoing "control" (including "controlled by" and "under common control with") with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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          "AGENT" means Bank of America National Trust and Savings Association,
a national banking association, in its capacity as Agent, and any successor
Agent.

          "AGENT'S PAYMENT OFFICE" means the address for payments set forth in
Section 8.1 for the Agent, or such other address as the Agent may specify.

          "AGREEMENT" means this Syndicated Revolving Credit Agreement (Secured Facility).

          "AMENDED AND RESTATED CREDIT AGREEMENT" has the meaning specified in the Recital A.

          "APARTMENT PROPERTY CAP RATE" means, as of the Effective Date, nine and one-half percent (9.5%); provided, however, that such rate shall be revised upon each anniversary of June 6, 1996 to be the rate reported in the most recently published CB Commercial National Investor Survey as the average going-in cap rate based upon current investment criteria for class B apartment properties, or if such publication is no longer available, then a comparable cap rate in such other publication as may be reasonably designated by the Agent.

          "APPLICABLE INDUSTRIAL LEASE" has the meaning specified in Section
5.24.

          "APPLICABLE LAW" means any law, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority or any order or award in any binding non-governmental arbitration.

          "BANK" means each of the lenders party this Agreement from time to time, and includes BofA, in its capacity as a Bank.

          "BANKING DAY" means any day other than Saturday, Sunday or any other day on which banks are required or permitted to close in the State of California and, with respect to the rate of interest based upon the Adjusted LIBO Rate, a day on which dealings in U.S. dollar deposits in London, England may be carried on by the Agent.

          "BOFA" means Bank of America National Trust and Savings Association, a national banking association, in its individual capacity and as a Bank.

          "BORROWER" means Pacific Gulf Properties Inc., a Maryland corporation.

          "BORROWING BASE" means the aggregate of all amounts, determined separately for each real estate project accepted by the Required Banks as Collateral pursuant to Section 2.20 hereof, equal to the lesser of (a) fifty-five percent (55%) of the Collateral Value of such real estate project, or
(b) the amount of principal that the Net Operating Income (as reasonably determined by Agent) from such real estate project could service at a Debt Coverage Ratio of at least 1.35 to 1. For purposes of calculating

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the Debt Coverage Ratio for any real estate project, Net Operating Income from such project shall be determined as follows: (x) if, at the time the Debt Coverage Ratio is calculated, the Borrower has owned such project for four (4) or more consecutive fiscal quarters, Net Operating Income shall be the actual Net Operating Income for the four (4) fiscal quarters ended most recently immediately prior to the calculation of the Debt Coverage Ratio; (y) if, at the time the Debt Coverage Ratio is calculated, the Borrower has owned such project for more than one (1) fiscal quarter but less than four (4) consecutive fiscal quarters, Net Operating Income shall be determined by annualizing the Net Operating Income for the period of the Borrower's actual ownership of such project (including adjustments for real estate taxes paid or estimated); and (z) if, at the time the Debt Coverage Ratio is calculated, the Borrower has owned such Project for less than one (1) full fiscal quarter or such project is being added to the Borrowing Base, Net Operating Income shall be the appraised Net Operating Income as shown in the appraisal commissioned by the Agent. As of the Effective Date, the Borrowing Base shall equal the amount calculated in accordance with Exhibit "B". Such amount shall be recalculated quarterly in accordance the Borrower's certificate attached hereto as Exhibit "J", which is to be delivered pursuant to Section 5.1(g) hereof, and also upon any reappraisal pursuant to Section 2.21 hereof.

          "BUSINESS PARK PROPERTY CAP RATE" means, as of the Effective Date, ten and one-half percent (10.5%); provided, however, that such rate shall be revised upon each anniversary of June 6, 1996 to be the rate reported in the most recently published CB Commercial National Investor Survey as the average going-in cap rate based upon current investment criteria for class B business park properties, or if such publication is no longer available, then a comparable cap rate in such other publication as may be reasonably designated by the Agent.

          "CAPITAL ADEQUACY REQUIREMENT" has the meaning specified in Section 2.18.

          "CAPITAL LEASE" means, with respect to the Borrower, any lease of any property (whether real, personal or mixed) by the Borrower as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of the Borrower.

          "CARRYING COSTS" means with respect to any asset or liability the amount at which such asset or liability has been recorded or, in accordance with GAAP, should have been recorded, in the books of account of the Borrower, as reduced by any reserves or write-downs which have been announced, set aside or taken or, in accordance with GAAP, should have been set aside or taken, with respect thereto.

          "CASH COLLATERAL ACCOUNT" has the meaning specified in Section 2.4(a).

          "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States and any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof)

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having maturities of not more than a Specified Period (as defined below) from the date of acquisition, (b) time deposits and certificates of deposit of any commercial bank incorporated in the United States having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) with maturities of not more than one (1) year from the date of acquisition, (c) repurchase obligations with a term of not more than seven (7) days for securities of the types described in clause (a) above, entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $500,000,000, in each case maturing not more than forty-five (45) days after the date of acquisition, and (e) commercial paper issued by any other Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Services, Inc., in each case maturing not more than forty-five (45) days after the date of acquisition.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CO-LENDER AGREEMENT" has the meaning specified in Section 7.4.

          "COLLATERAL" means each of the real estate projects on or in which the Agent has a lien or security interest on behalf of the Banks pursuant hereto or pursuant to any Deed of Trust or other Security Documents, and which have been accepted by the Required Banks pursuant to Section 2.20, or any portion thereof.

          "COLLATERAL VALUE" means, as to any real estate project accepted as Collateral hereunder, the appraised as-is fair market value thereof (or, in the event that such Collateral is reappraised by the Banks pursuant to Section 2.21, the reappraised value thereof) as determined by appraisals commissioned by the Agent, with such adjustments to the appraised value as the Agent may make in its sole discretion, including deductions for the maximum amount of any assessments, taxes and/or any other obligations secured by a Lien prior to the Lien of the applicable Deed of Trust encumbering the Collateral. The value of any personal property shall not be included in Collateral Value for purposes of calculating the Borrowing Base. The Agent shall be entitled to adjust the value of any such obligations secured by a prior Lien to account for above market interest rates and charges and/or to account for any unusual circumstances which could materially decrease the equity of a junior lienholder. Any adjustment by the Agent shall be based on the underwriting criteria then generally used by the Agent in determining the value of real property comparable to the Collateral in question. The foregoing shall in no event be construed as indicating that the Banks shall allow any prior Liens against any Collateral which it accepts for inclusion within the Borrowing Base.

          "COMMITMENT AMOUNT" means the amount of Sixty-Five Million Dollars ($65,000,000).

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          "DEBENTURES" means the 8.375% Convertible Subordinated Debentures due
2001 issued by the Borrower pursuant to the Indenture in the original face amount of $56,551,000.

          "DEBT COVERAGE RATIO" means, with respect to any real estate project comprising Collateral included within the Borrowing Base for any period of determination, the ratio which the Net Operating Income from such real estate project during such period bears to the debt service which would accrue during such period assuming a twenty-five year (25-year) amortization period of equal annual payments of principal and interest and a fixed interest rate equal to the greater of (a) the prevailing yield for ten year (10-year) U.S. Treasury bonds plus two and one-half (2.50%) per annum or (b) nine percent (9%) per annum.

          "DEED OF TRUST" means, as to any Collateral, a Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing, executed by Borrower in favor of the Agent for the benefit of the Banks, in form and containing such terms as are acceptable to the Agent, as originally executed or as it may from time to time be supplemented, modified or amended and subject only to exceptions reasonably approved by the Agent.

          "DEFAULT" means any condition or event which with notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

          "DEFERRED OBLIGATION" means, as to any Person and at any date, any obligation of such Person to pay the deferred purchase price of property or services for a period in excess of six (6) months, including accounts payable, trade payables and accruals arising in the ordinary course of business, but excluding payments withheld in good faith to assure performance by other parties or payments withheld while being contested in good faith and by appropriate proceedings.

          "DESIGNATED REPRESENTATIVE" means a Person authorized by the Borrower, on an appointment of designated representative form submitted to the Agent, to deliver Requests for Advances or Letters of Credit, Requests for Borrowing Base Increases, certificates and other documents and materials to the Agent pursuant to this Agreement, the Note and the other Loan Documents.

          "DISPOSITION" means, with respect to any asset, the sale, exchange, refinancing, destruction, condemnation, lease (other than a Lease) or other transfer of any interest in that asset.

          "DOLLARS" or "$" means lawful currency of the United States.

          "EBITDA" means for any period and with respect to the Borrower (including consolidated entities), determined in accordance with GAAP, the sum of (a) Net Income (adjusted to eliminate the effect of extraordinary gains or losses) plus (b) all amounts treated as expenses for depreciation, Interest Expense and the

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amortization of intangibles of any kind (including, without limitation, financing costs) to the extent included in the determination of such Net Income, plus (c) all accrued taxes on or measured by income to the extent included in the determination of such Net Income.

          "EFFECTIVE DATE" means the date on which this Agreement has been executed and delivered by the Borrower, the Banks and the Agent.

          "ELIGIBLE ASSIGNEE" means (i) a commercial bank organized under the laws of the United States or any state thereof which (A) has assets of not less than Ten Billion Dollars ($10,000,000,000), (B) has not been involved in material litigation with the Agent regarding an assigned, participated or syndicated loan, and (C) is approved by the Borrower and the Agent in their reasonable discretion; or (ii) a Person that is primarily engaged in the business of commercial banking and is an Affiliate of a Bank.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EVENT OF DEFAULT" has the meaning specified in Section 6.1.

          "EXISTING COLLATERAL" means the real properties so designated on Exhibit "B" hereto.

          "EXTENSION FEE" has the meaning specified in Section 2.5(b).

          "FIXED CHARGE COVERAGE RATIO" means, with respect to the Borrower and its Subsidiaries for any period of determination, the ratio computed as follows:

                                                  EBITDA
  Fixed Charge Coverage Ratio = ------------------------------------------
                                Interest Incurred + Scheduled Amortization

          "FUNDS AVAILABLE FOR DISTRIBUTION" means, with respect to the Borrower and its Subsidiaries for any period of determination, Funds From Operations minus Imputed Capital Expenditures.

          "FUNDS FROM OPERATIONS" means, with respect to the Borrower and its Subsidiaries for any period of determination, the Net Income of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP (excluding gains (or losses) from debt restructurings and sales of property, plus depreciation and amortization), and after appropriate adjustments for income or losses attributable to unconsolidated partnerships and joint ventures. Any such adjustments for unconsolidated partnerships and joint ventures shall be calculated to reflect the Funds From Operations of those partnerships and joint ventures on the same basis.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the

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Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL ACTION" means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization, special lease or other requirement of any Governmental Authority.

          "GOVERNMENTAL AUTHORITY" means any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or Statutory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, any central bank or any comparable authority.

          "GUARANTEE" means, as to any Person and at any time, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person or the payment of dividends or other distributions in respect of the stock of any corporation or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such stock or Indebtedness against loss (whether by virtue of partnership or joint venture arrangements, by agreement to purchase assets, goods, securities or services to keep well or to take or pay or otherwise); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb shall have a correlative meaning.

          "GROSS ASSET VALUE" means, with respect to the Borrower, the sum of:
(a) the Net Operating Income for the most recent fiscal quarter (or such other period not less than one month as proposed by the Borrower and approved by the Agent in its sole discretion) from the real property assets of the Borrower and its Subsidiaries, annualized and then capitalized at either (i) the Industrial Property Cap Rate, for such real property assets consisting of warehouse and distribution center properties, (ii) the Business Park Property Cap Rate, for such real property assets consisting of business park properties, or (iii) the Apartment Property Cap Rate, for such real property assets consisting of apartment properties, plus (b) all cash and the fair market value of all Cash Equivalents held by the Borrower as of the last day of such quarter, plus (c) the undepreciated Carrying Cost of the Borrower's investment in its office premises located at 363 San Miguel, Newport Beach, California and any other non-income producing real properties acquired by Borrower in compliance with this Agreement (including, without limitation, Sections 5.9 and 5.15). In the event that the Borrower and the Agent are unable to agree upon whether a real property asset of the Borrower should be classified as a "warehouse and distribution center property" or a "business park property" for purposes of determining Gross Asset Value, (x) such property shall be deemed a warehouse and distribution center property subject to the Industrial Property Cap Rate if the occupied

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leaseable square feet of such property divided by the number of tenants of such property is equal to or greater than 5,000 square feet, or (y) such property shall be deemed to be a business park property subject to the Business Park Property Cap Rate if the occupied leaseable square feet of such property divided by the number of tenants of such property is less than 5,000 square feet.

          "HAZARDOUS SUBSTANCE" has the meaning set forth in the Unsecured Environmental Indemnity.

          "IMPROVEMENTS" means all now or hereafter existing improvements to the Collateral, including grading, site improvements, buildings, other structures, hardscape and landscape.

          "IMPUTED CAPITAL EXPENDITURES" means, for any four (4) consecutive quarters, an amount equal to the sum of (a) the average number of apartment units owned by the Borrower during such period multiplied by Two Hundred and Fifty Dollars ($250.00), plus (b) the average number of leaseable square feet of industrial space owned by the Borrower during such period multiplied by twenty cents ($0.20) per gross leaseable square foot.

          "INDEBTEDNESS" means, as to any Person and at any time, without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any Deferred Obligation of such Person, (d) any obligation of such Person as lessee under Capital Leases, (e) any obligation of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person, (f) any contingent obligation, including any liability in respect of any guarantee, letter of credit or similar instrument, (g) any recourse obligations, directly or indirectly, of such Person with respect to any debts or obligations of any unconsolidated partnership or joint venture in which such Person holds any interest and (h) any Guarantee made by such Person in respect of any matter set forth in clauses (a) through (f) above.

          "INDENTURE" shall mean that certain Indenture, dated as of February 15, 1994, between the Borrower and Harris Trust Company of California, a California corporation, regarding the issuance of the Debentures.

          "INDUSTRIAL PROPERTY CAP RATE" means, as of the Effective Date, nine and nine-tenths percent (9.9%); provided, however, that such rate shall be revised upon each anniversary of June 6, 1996 to be the rate reported in the most recently published CB Commercial National Investor Survey as the average going-in cap rate based upon current investment criteria for class B warehouse and distribution properties, or if such publication is no longer available, then a comparable cap rate in such other publication as may be reasonably designated by the Agent.

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          "INTEREST COVERAGE RATIO" means, with respect to the Borrower and its
Subsidiaries for any period of determination, the ratio computed as follows:

          Interest Coverage Ratio =        EBITDA
                                      -----------------
                                      Interest Incurred

          "INTEREST EXPENSE" means, with respect to the Borrower and its Subsidiaries for any period of determination, the total interest expense of the Borrower and its Subsidiaries, determined on a consolidated basis in conformity with GAAP, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing.

          "INTEREST INCURRED" means, with respect to the Borrower and its Subsidiaries for any period of determination, the total Interest Expense plus capitalized interest and interest attributable to Capital Leases of the Borrower and its Subsidiaries, determined on a consolidated basis in conformity with GAAP.

          "INTEREST PAYMENT DATE" means the first Banking Day of each calendar month following the Effective Date.

          "INTEREST PERIOD" means any calendar period of one (1) month, two (2) months, three (3) months or six (6) months. In determining an Interest Period, a month means a period that starts on one day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of that month. Any Interest Period which would otherwise end on a non-Banking Day shall end on the next succeeding Banking Day unless that is the first day of a month, in which event the Interest Period shall end on the day before the next preceding Banking Day.

          "IRREVOCABLE REQUEST" has the meaning specified in Section 2.10(a)(i).

          "ISSUING BANK" means BofA, in its capacity as the issuer of Letters of Credit.

          "LEASE" has the meaning specified in Section 5.23.

          "LETTER OF CREDIT" means any standby letter of credit issued by the Issuing Bank pursuant to Section 2.4.

          "LETTER OF CREDIT APPLICATION AND AGREEMENT" means, collectively, the Issuing Bank's standard form application for, and agreement regarding, letters of credit in the form attached as Exhibit "C" and any related documents (consistent with such standard form and the terms of this Agreement) required by the Issuing Bank in connection with the Issuing Bank's issuance of any Letter of Credit.

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          "LETTER OF CREDIT OBLIGATION" means, as to any Letter of Credit, the sum of (i) the undrawn amount thereof which the Issuing Bank may become obligated to pay, plus (ii) the total amount drawn thereon which has not been repaid to the Issuing Bank (whether by virtue of a payment by the Borrower or an Advance from the Banks in accordance with Section 2.4(a)(iv)).

          "LIBO BASE RATE" means the per annum rate of interest, rounded upward, if necessary, to the nearest 1/16th of one percent (0.0625%), at which the Reference Bank's London branch, London, England, would offer U.S. dollar deposits in amounts and for periods comparable to those of the applicable Interest Period and the amount of the applicable LIBO Rate Loan to major banks in the London U.S. dollar inter-bank market at approximately 11:00 a.m., London time, the first Banking Day after Borrower's rate election.

          "LIBO RATE LOAN" means any Loan bearing interest at the rate based upon the Adjusted LIBO Rate.

          "LIEN" means (a) any lien, charge, mortgage, security interest, pledge, assignment of revenues or rights or encumbrance of any kind, (b) the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement or (c) any agreement to give, or any notice reflecting, any of the foregoing. The term "Lien" does not include any lease in which the Borrower acts as lessor.

          "LOAN" means any Reference Rate Loan and any LIBO Rate Loan made hereunder.

          "LOAN AVAILABILITY" means the ability of the Borrower to obtain Advances from the Effective Date up to but not including the Revolving Maturity Date and to request the issuance of Letters of Credit through the date which is three (3) calendar days prior to the Revolving Maturity Date, at any one time not to exceed in the aggregate the lesser of (a) the Revolving Commitment Availability or (b) the Borrowing Base.

          "LOAN DOCUMENTS" means this Agreement, the Note, the Deeds of Trust and other Security Documents, the Unsecured Indemnity Agreement and each other agreement or document executed and delivered in connection herewith (including, without limitation, each Letter of Credit Application and Agreement), as now existing and as the same may be amended from time to time in accordance with
Section 8.4.

          "MAJORITY BANKS" means (a) if there is only one Bank hereunder, that Bank, and (b) if there are two (2) or more Banks hereunder, then two (2) or more Banks, including the Agent, which hold in the aggregate not less than sixty percent (60%) of the then unpaid principal amount of the Loans (or, if no principal amount is then outstanding, holding not less than sixty percent (60%) of the Commitment Amount).

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          "NET CASH PROCEEDS" means, in the case of any Disposition of any assets of any Person or any sale of securities of any Person, all payments (including all payments received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) realized by such Person in cash or Cash Equivalents from such Disposition of assets or sale of securities, net of the following costs, to the extent applicable: (i) the income taxes, if any, reasonably estimated to be actually payable as a result of the Disposition or other event within two (2) years of the date thereof, (ii) the payment of the outstanding principal amount of, and all interest on, any Indebtedness other than the Loans secured by Liens on such property and (iii) reasonable finder's, broker's or investment banker's fees and commissions and other reasonable costs and expenses related to the Disposition payable to any Person other than an Affiliate of the Borrower and incurred in connection with the sale or other event.

          "NET INCOME" means, with respect to the Borrower and its Subsidiaries for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for that period determined on a consolidated basis in conformity with GAAP.

          "NET OPERATING INCOME" means for any real estate project and for any period (a) the total amount of all rental and other ordinary income received by or on behalf of the Borrower and its Subsidiaries with respect to the leasing of such real estate project during such period, less (b) any and all operating expenses incurred in connection with the ownership, management, operating, cleaning, leasing, marketing, maintenance and repair of such real estate project during such period (excluding depreciation and amortization), properly chargeable against the income according to generally accepted accounting practice, including all taxes and assessments imposed upon such real estate project paid or reserved against during such period and all amounts paid on account of insurance premiums for insurance carried in connection with such real estate project.

          "NET WORTH" means, with respect to the Borrower and its Subsidiaries at any date of determination, the sum of the capital stock, unamortized amount of outstanding treasury stock, additional paid-in-capital and retained earnings (or minus the accumulated deficit) of the Borrower and its Subsidiaries on that date less any of such capital stock which is redeemable (whether by maturity, mandatory redemption, pursuant to sinking fund obligations or otherwise), determined on a consolidated basis in conformity with GAAP.

          "NOTE" means the Revolving Note of even date herewith, executed by the Borrower to the order of the Agent for the ratable benefit of the Banks, substantially in the form of Exhibit "A" attached hereto, evidencing the maximum aggregate indebtedness of the Borrower to the Banks resulting from the Loans made by the Banks hereunder.



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          "OBLIGATION" means each loan, advance, debt, liability and obligation, howsoever arising, owed by the Borrower to the Banks of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement, the Note, or any other Loan Document.

          "OVERDUE AMOUNT" means any amount which is not paid when due hereunder, whether such amount represents the payment of principal, interest, Overdue Interest, draws under Letters of Credit which are not immediately repaid by an Advance hereunder in accordance with Section 2.4 or otherwise, indemnification payments or the fees, expenses or charges of the Banks.

          "OVERDUE INTEREST" means interest which accrues on Overdue Amounts at a rate equal to three percent (3%) in excess of the Reference Rate.

          "PAYMENT OFFICE" means, as to any Bank, the office specified as its address for notices in Section 8.1 or as such Bank may designate to the Borrower and the Agent.

          "PAYMENT TAX" means any tax, levy or other like governmental charge which is charged or levied against any Bank, with respect to this Agreement, the Loan Availability, the Revolving Commitment Availability, the Note or any other Loan Document, excluding, however, any tax imposed on or measured by gross or net income and excluding any franchise tax imposed by the jurisdiction of such Bank's organization or any political subdivision thereof.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERSON" means an individual, a corporation, a partnership, a trust, a joint venture, a Governmental Authority or any other entity or organization.

          "PLAN" means an employee pension benefit plan maintained by the Borrower which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA.

          "PRO RATA SHARE" means as to each Bank at any time the percentage equivalent (expressed as a decimal rounded to the sixth (6th) decimal place) at such time of such Bank's share of the Commitment Amount. Each Bank's Pro Rata Share as of the date hereof is specified in Schedule 1.5.

          "REALTY" means Santa Anita Realty Enterprises, Inc., a Delaware corporation.

          "REFERENCE BANK" means Bank of America National Trust and Savings Association, a national banking association.

          "REFERENCE RATE" means the annual rate of interest publicly announced from time to time by the Reference Bank in San Francisco, California, as its "reference rate." The "reference rate" is set by the Reference Bank based on various factors, including the Reference Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Reference Bank may price loans to its customers at, above, or below the "reference rate." Any change in the "reference rate" shall take effect at the opening of business on the day specified in the public announcement of such change.

          "REFERENCE RATE LOAN" means any Loan bearing interest at a rate based upon the Reference Rate.

          "REGISTRATION STATEMENT" means that certain Registration Statement No. 33-69382 on Form S-11 of the Borrower, originally filed on September 24, 1993, with the Securities and Exchange Commission, as amended and supplemented from time to time, regarding the public offering of 3,900,000 common shares of the Borrower (exclusive of the underwriter's over-allotment option) and $50,000,000 of Debentures (exclusive of the underwriter's over-allotment option as described therein), along with all Forms 10Q and 10K heretofore filed by the Borrower with the Securities and Exchange Commission.

          "REGULATION D" means Regulation D as promulgated by the Board of Governors of the Federal Reserve System.

          "REPORTABLE EVENT" means a "reportable event" as defined in Section 4043 of ERISA, excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation.

          "REQUEST FOR ADVANCE, LETTER OF CREDIT OR CONVERSION/CONTINUATION OF LOAN" means a written request, substantially in the form of Exhibit "D", signed by a Designated Representative on behalf of the Borrower and delivered to the Agent or the Issuing Bank (with a copy to the Agent, if different), as the case may be, requesting an Advance or Letter of Credit or conversion or continuation of a Reference Rate Loan or a LIBO Rate Loan.

          "REQUEST FOR BORROWING BASE INCREASE" means a written request, in the form attached as Exhibit "E", properly completed to provide all required information, signed by a Designated Representative on behalf of the Borrower and delivered to the Agent, requesting that real property owned or to be acquired by the Borrower be accepted by the Required Banks as Collateral and included in the Borrowing Base.

          "REQUIRED BANKS" means at any time all of the Banks then holding any portion of the unpaid principal amount of the Loans (or, if no principal amount is then outstanding, holding any portion of the Commitment Amount).

          "REVOLVING COMMITMENT AVAILABILITY" means the Commitment Amount (as such amount may be reduced pursuant hereto) less, for so long as the Unsecured Credit Agreement remains in effect, Thirty Million Dollars ($30,000,000).

          "REVOLVING MATURITY DATE" means July 1, 1998 or, if this Agreement is extended in accordance with Section 2.5(b), July 1, 1999.

          "RESERVE RATE" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D. The Reserve Rate shall be expressed in decimal form and rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%), and shall include marginal, emergency, supplemental, special and other reserve percentages.

          "SCHEDULED AMORTIZATION" means, with respect to the Borrower and its Subsidiaries, the sum of (a) all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis described in clauses (a), (b) and (d) of the definition of Indebtedness, the maturity of which is less than or equal to twelve (12) months from the date of determination (excluding balloon payments on any secured loan which Borrower intends to refinance and which is secured by collateral with no physical, operating, financial performance or valuation characteristic which could impair in any respect the ability of the Borrower to refinance such loan in full on or prior to the maturity thereof at customary market terms, conditions and underwriting criteria), and (b) the current portion (i.e., such portion as is scheduled to be paid by the Borrower and its Subsidiaries within twelve (12) months from the date of determination) of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis described in clauses (a), (b) and (d) of the definition of Indebtedness, the maturity of which is more than twelve (12) months from the date of determination.

          "SECOND PUBLIC OFFERING" means the public offering by the Borrower of 2,015,581 common shares of the Borrower (exclusive of the underwriter's over-allotment option) which occurred on or about May 24, 1996.

          "SECURED FACILITY" has the meaning set forth in Recital A.

          "SECURITY DOCUMENTS" means, collectively, the Deeds of Trust, financing statements, pledge agreements, assignments, and any and all other security documents or instruments now or hereafter given to the Banks or the Agent for the benefit of the Banks to secure any Obligations.

          "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, more than fifty percent (50%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; (b) if a trust, fifty percent (50%) or more of the beneficial ownership thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; or (c) if a partnership, association or other business entity, more than fifty percent (50%) of the partnership or other similar interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses.

          "SUPPLEMENTAL REGISTRATION STATEMENT" means that certain Registration Statement No. 333-02798 on Form S-3, originally filed by the Borrower on March 28, 1996 with the Securities and Exchange Commission, as amended and supplemented, regarding the public offering of 2,015,581 common shares of the Borrower (exclusive of the underwriter's over-allotment option and the associated offering of 784,419 common shares of the Borrower by Realty).

          "TANGIBLE NET WORTH" means, with respect to the Borrower and its Subsidiaries at any date of determination, the Net Worth of the Borrower and its Subsidiaries on that date minus (a) all intangible assets (including, without limitation, franchises, patents, copyrights, patent applications, trademarks, service marks, brand names, goodwill, research and development expenses and all costs incurred by the Borrower and its Subsidiaries in connection with the offering and issuance of the Debentures) appearing on the consolidated balance sheet of the Borrower and its Subsidiaries on that date, (b) the outstanding principal amount of all advances and/or loans made by the Borrower and its Subsidiaries to officers or directors of the Borrower and its Subsidiaries other than as provided in any stock option plan of the Borrower and/or its Subsidiaries, and (c) without duplication, all amounts due from Affiliates of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP.

          "TERM-OUT COMMENCEMENT DATE" means, if the Borrower has exercised the Term-out Option as provided in Section 2.5(c) hereof, the Revolving Maturity Date.

          "TERM-OUT MATURITY DATE" has the meaning specified in Section 2.5.(c)(v).

          "TERM-OUT OPTION" has the meaning specified in Section 2.5(c) of this Agreement.

          "TERM-OUT OPTION PERIOD" has the meaning specified in Section 2.5(c) of this Agreement.

          "TITLE COMPANY" means collectively Chicago Title Company, or such other title company as the Agent may hereafter approve in its sole discretion.

          "TOTAL INDEBTEDNESS" means, with respect to the Borrower and its Subsidiaries at any date of determination, the aggregate Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP. Total Indebtedness shall include any recourse obligations, directly or indirectly, of the Borrower or its Subsidiaries with respect to any Indebtedness of any unconsolidated partnership or joint venture in which the Borrower or any of its Subsidiaries holds any interest. Total Indebtedness shall exclude the share of the Borrower and its Subsidiaries of any Indebtedness attributable to any corporation, partnership or other entity in which the Borrower and/or its Subsidiaries holds a minority interest to the extent such Indebtedness is non-recourse to the Borrower and/or its Subsidiaries. The foregoing shall not be construed as permitting any investments in partnerships or joint ventures in violation of this Agreement.

          "UNSECURED CREDIT AGREEMENT" means that certain Credit Agreement (Unsecured), dated as of May 30, 1996, by and between the Borrower and BofA, which provides inter alia that BofA will make available to the Borrower an unsecured credit facility in the amount of up to Thirty-Three Million Dollars ($33,000,000.00).

          "UNSECURED ENVIRONMENTAL INDEMNITY" means that certain Unsecured Indemnity Agreement dated as of June 10, 1994 executed by the Borrower in favor of BofA and the other "Indemnified Parties" described therein, as the same has been amended and reaffirmed from time to time by the Borrower and BofA and as the same may be amended and reaffirmed from time to time by the Borrower and the Banks.

          "UNSECURED LOANS" means any Reference Rate Loan and any LIBO Rate Loan (as such terms are defined in the Unsecured Credit Agreement) made by BofA pursuant to the Unsecured Credit Agreement.

          "UNUSED COMMITMENT FEE" has the meaning specified in Section 2.10.

          1.2 Accounting Terms. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered by the Borrower pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Agent; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant contained in Article V to eliminate the effect of any change after the date hereof in GAAP (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Agent notifies the Borrower [which notice the Borrower may reasonably rely upon without the need for independent verification from any other Bank] that the Required Banks wish to amend any such covenant for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Banks in accordance with Section 8.4.

          1.3 Interpretation. In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; references to sections (or any subdivision of a section), articles, schedules, annexes and exhibits are to those of this Agreement unless otherwise indicated; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authority, Persons succeeding to their respective functions and capacities. The term "ratably" means in accordance with the Pro Rata Share of each of the respective Banks.

          1.4 References to "the Borrower and its Subsidiaries". Any reference herein to "the Borrower and its Subsidiaries" or the like shall refer solely to the Borrower during such times, if any, as the Borrower shall have no Subsidiaries.

          1.5  Existing Advances and Acquisition of Pro Rata Shares.

               (a) Existing Advances. All outstanding Advances and Letter of Credit Obligations made or issued by BofA under the Amended and Restated Credit Agreement shall be deemed to have been made under this Agreement and shall be subject to the terms and conditions hereof. All such Advances and Letters of Credit shall be evidenced by the Note and shall be secured by the Deeds of Trust and other Security Documents and shall bear interest at the rates and for the Interest Periods established under the Amended and Restated Credit Agreement.

               (b) Priority of Pro Rata Shares. The respective interests of each Bank in the Loan Documents and the other rights and claims with respect to the Secured Facility shall be of equal priority with one another, except as otherwise expressly provided.

               (c) Existing Obligations. The Borrower and each Bank acknowledge that as of the date of this Agreement, the Commitment Amount, the principal balance of all outstanding Advances, total accrued and unpaid interest on said Advances, the outstanding Letter of Credit Obligations and each Bank's Pro Rata Share of the Secured Facility, are as set forth on Schedule 1.5.

                                   ARTICLE II.

                                    THE LOANS

          2.1 Commitment to Make the Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, each Bank shall severally make Advances to the Borrower prior to the Revolving Maturity Date in proportion to their respective Pro Rata Shares and the Issuing Bank shall issue Letters of Credit in accordance with Section 2.4, all in such amounts as the Borrower may request that do not exceed in the aggregate at any one time outstanding the Loan Availability; provided, that no more than Five Million Dollars ($5,000,000) in Letter of Credit Obligations may be outstanding at any time. Each Advance shall be in a principal amount of at least One Million Dollars ($1,000,000) (except that any such Advance may be in an amount equal to the unused aggregate Loan Availability), and shall be made in increments in excess thereof of no less than One Hundred Thousand Dollars ($100,000); provided, however, that the foregoing clause shall not apply to Advances made pursuant to Section 2.4(d) hereof. Notwithstanding anything contained in this Agreement to the contrary, at no time may the aggregate outstanding Advances under this Agreement plus the aggregate outstanding amount of all Letter of Credit Obligations at such time exceed the Loan Availability at such time. Within the limits and subject to the terms and conditions of this Agreement and the other Loan Documents, the Borrower may borrow, repay and reborrow amounts under this Agreement; provided, however, that the Borrower shall not be permitted to borrow or reborrow any additional amounts following the Term-out Commencement Date. Except as provided in Section 2.21, in the event that at any time and for any reason, the outstanding principal balance of Advances together with the amount of outstanding Letter of Credit Obligations exceeds the Loan Availability, Borrower shall immediately and without demand pay to the Agent for the benefit of the Banks ratably the amount of such difference; provided, that if the aggregate outstanding principal balance of the Advances together with the amount of outstanding Letter of Credit Obligations exceeds the Loan Availability by reason of reappraisal and determination of new Collateral Values pursuant to Section 2.21, such obligation to pay shall be subject to the provisions of Section 2.21.

          2.2  Procedure for Borrowing

               (a) Request for Advance. Prior to the Term-out Commencement Date, the Borrower may request an Advance under the Loan Availability from time to time on any Banking Day prior to the Revolving Maturity Date by giving irrevocable notice to the Agent in the form of the Request for Advance, Letter of Credit or Conversion/Continuation of a Loan specifying:

                    (i) whether the requested Advance is to be a Reference Rate Loan or a LIBO Rate Loan;

                    (ii) the principal amount of the requested Advance;

                    (iii) the date the requested Advance is to be made, which shall be a Banking Day; and

                    (iv) if the requested Advance is to be a LIBO Rate Loan, the initial Interest Period selected by the Borrower for such LIBO Rate Loan, provided that no Interest Period shall be selected if it would extend past the Revolving Maturity Date.

               (b) Timing of Request. The Borrower shall give such notice to the Agent no later than 9:00 a.m., San Francisco time, on the first Banking Day before the date of the requested Advance in the case of a Reference Rate Loan, and no later than 9:00 a.m., San Francisco time, on the third Banking Day before the date of the requested Advance in the case of a LIBO Rate Loan. Each such notice shall be made by a Designated Representative and given by telephone or facsimile transmission to the Agent and, if given by telephone, shall thereafter be immediately confirmed by the Borrower by delivery to the Agent of a Request for Advance, Letter of Credit or Conversion/Continuation of a Loan.

               (c) Notice to Banks. Upon receipt of a Request for Advance, Letter of Credit or Conversion/Continuation conforming to the requirements of this Section 2.2, the Agent shall promptly notify each Bank thereof and of the amount of its Pro Rata Share of the Advance described therein.

               (d) Making of Advances by Banks. Each Bank will make the amount of its Pro Rata Share of any Advance available to the Agent for the account of the Borrower at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the borrowing date requested by the Borrower in accordance with this Agreement in funds immediately available to the Agent. The proceeds of all such Advances will then be made available to the Borrower by the Agent by wire transfer in accordance with written instructions provided to the Agent by the Borrower. The failure of any Bank to make any Advance on any borrowing date shall not relieve any other Bank of any obligation hereunder to make an Advance on such borrowing date, but no Bank shall be responsible for the failure of any other Bank to make its Advance on the borrowing date.

          2.3  Conversion and Continuation of Loans

               (a) The Borrower may elect from time to time to convert any Reference Rate Loan into a LIBO Rate Loan, or any LIBO Rate Loan into a Reference Rate Loan; provided, however, that (i) no Reference Rate Loan may be converted into a LIBO Rate Loan if at such time a Default or an Event of Default has occurred and is continuing and (ii) any conversion of a LIBO Rate Loan into a Reference Rate Loan shall be made on, and only on, the last day of the Interest Period for such LIBO Rate Loan. The Borrower shall request the Agent to effect such conversion by giving irrevocable notice to the Agent in the form of the Request for Advance, Letter of Credit or Conversion/Continuation of a Loan specifying:

                    (i)  the Loan to be so converted;

                    (ii) the date of the requested conversion, which shall be a Banking Day; and

                    (iii) if such Loan is to be converted into a LIBO Rate Loan, the initial Interest Period selected by the Borrower for such LIBO Rate Loan, provided that no Interest Period shall be selected if it would extend past the Revolving Maturity Date or, if Borrower has elected the Term-out Option, the Term-out Maturity Date.

               (b) The Borrower shall give such notice of conversion to the Agent no later than 9:00 a.m., San Francisco time, on the first Banking Day before the date of the requested conversion of a Loan into a Reference Rate Loan, and no later than 9:00 a.m., San Francisco time, on the third Banking Day before the date of the requested conversion of a Loan into a LIBO Rate Loan. Each such notice shall be made by a Designated Representative and given by telephone or facsimile transmission to the Agent and, if given by telephone, shall thereafter be immediately confirmed by the Borrower by delivery to the Agent of a Request for Advance, Letter of Credit or Conversion/Continuation of a Loan.

               (c) Any LIBO Rate Loan may be continued as such upon the expiration of its pending Interest Period by the Borrower's giving the Agent irrevocable notice of continuation thereof no later than 9:00 a.m., San Francisco time, on the third Banking Day before the date of the requested continuation, which notice shall be given by delivery to the Agent of a Request for Advance, Letter of Credit or Conversion/Continuation of a Loan; provided, however, that no LIBO Rate Loan may be continued as such if a Default or an Event of Default has then occurred and is continuing, but instead, such LIBO Rate Loan shall be automatically converted to a Reference Rate Loan on the last day of the Interest Period for which that Adjusted LIBO Rate was determined.

               (d) In the event that a timely notice of conversion or continuation with regard to a LIBO Rate Loan is not given in accordance with this Section 2.3, then, unless the Agent shall have received timely notice in accordance with Section 2.12 that the Borrower elects to prepay such LIBO Rate Loan on the last day of such Interest Period, the Borrower shall be deemed irrevocably to have requested that such LIBO Rate Loan be converted into a Reference Rate Loan on the last day of such Interest Period.

               (e) The Borrower may not request, continue or convert to, a LIBO Rate Loan during the Term-out Option Period in an amount and for an Interest Period that would result in all or a portion of such LIBO Rate Loan being paid in whole or in part prior to the end of its applicable Interest Period by reason of the required principal amortization payments during the Term-out Option Period (as required under Section 2.5(c) hereof).

               (f) Unless the Agent otherwise consents, the Borrower shall not have more than six (6) LIBO Rate Loans outstanding at any one time; provided, however, that the Borrower may have up to twelve (12) LIBO Rate Loans outstanding if the Borrower pays to the Agent an additional fee of Two Hundred Fifty Dollars ($250) for each LIBO Rate Loan requested in excess of six (6) LIBO Rate Loans. If upon the Effective Date the Borrower has more than six (6) LIBO Rate Loans outstanding, then the Borrower shall not be entitled to continue any outstanding LIBO Rate Loan as a LIBO Rate Loan upon the expiration of its pending Interest Period, or request the conversion of any Reference Rate Loan into a LIBO Rate Loan, or elect to designate a new Advance as a LIBO Rate Loan, unless (i) such continuation, conversion or designation shall not result in the Borrower having more than six (6) LIBO Rate Loans outstanding or (ii) the Borrower pays the additional fee set forth in the preceding sentence.

               (g) Upon receipt of a Request for Advance, Letter of Credit or Conversion/Continuation conforming to the requirements of this Section 2.3, or an automatic conversion or continuation pursuant to this Section 2.3, the Agent shall promptly notify each Bank thereof. All interest rate conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans converted or continued.

     2.4  Letters of Credit

          (a) Availability. Subject to the terms and conditions of this Agreement, the Issuing Bank shall, at the request of the Borrower to the Issuing Bank with a copy to the Agent, if different (which request shall be in the form of the Request for Advance, Letter of Credit or Conversion/Continuation of a
Loan), issue one or more Letter(s) of Credit under the Loan Availability; provided, however, that the aggregate outstanding Letter of Credit Obligations shall not at any time exceed $5,000,000. The issuance of any such Letters of Credit shall be subject to the following conditions (in addition to the conditions set forth in Article III of this Agreement):

               (i) Each such Letter of Credit shall be in form and substance satisfactory to the Issuing Bank in its sole discretion (except that the conditions requested by the Borrower upon which drafts or other demands will be honored must be acceptable to the Issuing Bank in its reasonable discretion and must comply with all Applicable Laws), and shall be subject to the terms of a Letter of Credit Application and Agreement which the Borrower shall execute and deliver to the Issuing Bank with a copy to the Agent, if different. No Letter of Credit shall contain an automatic renewal clause.

               (ii) Each Letter of Credit shall be issued solely for purposes directly relating to the ordinary course of the Borrower's business as now conducted, including, without limitation, the purposes of acquiring, refinancing, maintaining and disposing of real estate projects; provided, however, that notwithstanding the foregoing clause, no such Letter of Credit shall be used to facilitate the payment or financing of any dividends declared by the Borrower, nor shall any such

Letter of Credit be used for purposes of credit enhancement of the Borrower's other Indebtedness for borrowed money.

               (iii) Letters of Credit may be issued from time to time through the date which is three (3) calendar days before the Revolving Maturity Date. No Letter of Credit shall have an expiration date extending past the Revolving Maturity Date; provided, however, that in the event that the Term-out Option has been exercised by the Borrower as specified in Section 2.5(c) below, the Required Banks, in their sole discretion may permit a Letter of Credit to have an expiration date extending until the end of the Term-out Option Period, which permission shall be communicated to the Borrower by the Agent and which communication the Borrower may reasonably rely upon without the need for independent verification from any other Bank. In the event that Required Banks have consented to allow a Letter of Credit to have an expiration date extending beyond the Revolving Maturity Date, then on the Revolving Maturity Date, with respect to such Letter of Credit that remains outstanding, the Borrower shall deposit cash in an amount equal to the face amount of such outstanding Letter of Credit into an interest bearing deposit account (the "CASH COLLATERAL ACCOUNT") established with and pledged to the Agent pursuant to documentation in form and substance satisfactory to the Agent. Such Cash Collateral Account shall secure the reimbursement obligations of the Borrower to the Issuing Bank arising in the event of a draw under such Letter of Credit, and the Borrower hereby grants a perfected first priority security interest in favor of the Agent in such Cash Collateral Account, together with all rights of a secured party with respect thereto (even if no further documentation is requested by the Agent or executed by the Borrower with respect thereto). The Borrower shall execute such additional documents as the Agent in its discretion may require and shall provide all other documents requested by the Agent to evidence or perfect the Agent's first priority security interest in such Cash Collateral Account. In the event of a draw under such outstanding Letter of Credit, the Agent shall have the right to immediately withdraw from the Cash Collateral Account an amount of cash equal to the amount of the draw made under such Letter of Credit to reimburse the Issuing Bank for the amount of the draw. If the Issuing Bank is reimbursed by the Borrower from a source other than the Cash Collateral Account, or if the amount of the drawing is less then the amount contained in the Cash Collateral Account for that Letter of Credit, the Agent shall immediately pay to the Borrower an amount equal to the difference between the amount held in the Cash Collateral Account for that Letter of Credit and the amount required to reimburse the Issuing Bank. Upon the expiration, surrender or termination of such outstanding Letter of Credit (and any other Letters of Credit secured by such Cash Collateral Account), the Agent shall promptly remit to the Borrower all cash then contained in the Cash Collateral Account and the Cash Collateral Account shall be closed. Except as specified above, Borrower shall not be allowed to withdraw any sums from the Cash Collateral Account.

               (iv) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall notify the Agent and the Borrower that the Issuing Bank shall honor the drawing, and, with or without such notice, the Borrower shall reimburse the Issuing Bank on the day on which the drawing is honored in an amount in same day funds equal to the amount of the drawing; however, (i) the Borrower shall be deemed to have given a Request for Advance to the Agent requesting the Banks to make a Reference Rate Loan (or, if the Borrower shall have made a timely request therefor, a LIBO Rate Loan) on the date on which the drawing is honored in an amount equal to the amount of the drawing; and (ii) subject to the satisfaction of the applicable conditions precedent to Loans hereunder specified in this Agreement, then the Banks shall, on the date of the drawing, make a Reference Rate Loan (or, if the Borrower shall have made a timely request therefor, a LIBO Rate Loan) in the amount of the drawing, the proceeds of which shall be paid to the Issuing Bank and applied directly by the Issuing Bank to reimburse the Issuing Bank for the amount of the drawing.

          (b) Obligation to Reimburse. The Borrower's obligation to reimburse the Issuing Bank for any and all amounts drawn under any Letter of Credit and all interest thereon shall be secured by the Collateral. The Borrower's obligations to repay any and all drawings under any Letter of Credit hereunder shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against Issuing Bank, Agent or any other Bank (except such as may arise out of Issuing Bank's, Agent's or any other Bank's gross negligence or willful misconduct hereunder) or any other Person, including, without limitation, any setoff, counterclaim or defense based upon or arising out of:

               (i) The existence of any claim, setoff, defense or other right which the Borrower may have at any time against, any beneficiary or any transferee of such Letter of Credit;

               (ii) Any demand, statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or any variations in punctuation, capitalization, spelling or format of the drafts or any statements presented in connection with any drawing under such Letter of Credit; and

               (iii) The failure, for any reason, of any Bank to fund advances to the Borrower hereunder for purposes of reimbursement of any drawing under a Letter of Credit.

          (c)  Participations in Letter of Credit Obligations Purchased by
Banks.

               (i) On the date of the issuance of each Letter of Credit (or, in the case of any Letter of Credit outstanding hereunder as of the Effective Date, on the Effective Date), the Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Bank (other than the Issuing Bank) and each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the

Issuing Bank, an undivided interest and participation, to the extent of such Bank's Pro Rata Share in effect from time to time, in such Letter of Credit and all Letter of Credit Obligations with respect thereto. The Pro Rata Share of each Bank hereunder shall include that Bank's share of the Letter of Credit Obligations. For the avoidance of doubt, notwithstanding the sale to and purchase by each Bank of its Pro Rata Share of a Letter of Credit Obligation as provided in this Section 2.4(c)(i), the Borrower shall continue to deal with the Issuing Bank and the Agent as provided herein with respect to all Letters of Credit.

               (ii) In the event that any reimbursement obligation under this Agreement is not paid when due to the Issuing Bank with respect to any Letter of Credit, the Issuing Bank shall promptly notify the Agent to that effect, and the Agent shall promptly notify each Bank (other than the Issuing Bank) of the amount of such reimbursement obligation and each Bank other than the Issuing Bank shall immediately pay to the Agent for distribution to the Issuing Bank, in lawful money of the United States and in same day funds, an amount equal to such Bank's Pro Rata Share then in effect of the amount of such unpaid reimbursement obligation.

               (iii) The obligation of each Bank other than the Issuing Bank to make payments under Section 2.4(c)(ii) above shall be unconditional and irrevocable and shall be made under all circumstances, including, without limitation, following the occurrence of any Default or any Event of Default or any of the circumstances referred to in Section 2.4(b).

               (iv) Prior to the occurrence of any Event of Default, Agent shall promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of all amounts received on account of the obligations of the Borrower to repay amounts drawn under any Letter of Credit (in like funds as received). Following the occurrence of an Event of Default, all amounts received by the Agent on account of such obligations shall be disbursed by the Agent as follows:

                    (A) First, to the payment of expenses incurred by the Agent in the performance of its duties and enforcement of its rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys' fees, court costs and foreclosure expenses;

                    (B) Then, to the Banks, pro rata in accordance with their respective Pro Rata Shares until all outstanding reimbursement obligations for drawings on such Letter of Credit and interest accrued thereon have been paid in full; and

                    (C) Then, and if but only if there remains any available amount which has not been drawn under such Letter of Credit, to the Agent to hold as cash collateral for the obligation of the Borrower to reimburse any future drawings on such Letter of Credit, the Borrower hereby granting to the Agent, for the pro rata, pari passu benefit of the Banks, a first perfected security interest therein and hereby irrevocably agreeing that amounts so held may be applied from time to time in reimbursement of drawings on such Letter of Credit as the same may occur, until the expiration of such Letter of Credit and payment in full of all amounts due with respect to any drawing thereon.

                         (v)  If any payment received from the Borrower on
account of any reimbursement obligation with respect to any Letter of Credit and distributed to a Bank hereunder is thereafter recovered from the Issuing Bank, each Bank which received such distribution shall, upon demand by the Agent, repay to the Issuing Bank such Bank's ratable share of the amount so recovered together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered) of any interest of other amount paid or payable by the Issuing Bank in respect of the total amount so recovered.

     2.5  Maturity.

          (a) Scheduled Maturity. Subject to the rights of the Borrower under clause (c) of this Section 2.5 to elect the Term-out Option and also subject to the mandatory prepayment provisions of Section 2.12 and the provisions of
Article VI regarding the occurrence of an Event of Default, the outstanding principal amount of the Loans (together with all accrued but unpaid interest, fees, costs, charges and expenses of the Banks) shall be due and payable to the Agent for the benefit of the Banks ratably on the Revolving Maturity Date.

          (b) Extended Maturity. The Borrower may request that the Banks extend the Revolving Maturity Date hereunder for one (1) year from July 1, 1998 to July 1, 1999, by giving the Agent written notice of such request no sooner than sixty
(60) days prior to June 6, 1997 and no later than June 6, 1997. Within thirty
(30) days following receipt of such written notice, the Agent shall notify Borrower in writing (which writing the Borrower may reasonably rely upon without the need for independent verification from any other Bank) whether or not the Required Banks elect (which election may be made in the Required Banks' sole discretion) to extend the Revolving Maturity Date hereunder for one (1) year from July 1, 1998 to July 1, 1999. The Agent's failure to notify the Borrower in writing within such thirty-day (30-day) period shall be deemed to be an election not to so extend the Revolving Maturity Date hereunder. If the Required Banks elect to extend the Revolving Maturity Date hereunder, then the parties shall enter into such extension agreements with respect to the Loan Documents as are satisfactory in form and substance to the Required Banks in their sole discretion; provided, however, that the payment terms of the Note shall remain unchanged (e.g., the interest rate shall remain the same and, except as otherwise specified herein, there shall be no required principal amortization prior to July 1, 1999). If this Agreement is extended as provided herein, the Borrower shall pay to the Agent for the account of each Bank ratably a loan extension fee (the "EXTENSION FEE") equal to one-tenth of one percent (0.10%) of Commitment Amount, which fee shall become due and payable within ten (10) days after receipt by the Borrower from the Agent of the Required Banks' notice of extension.

          (c) Term-Out Option. Provided that (a) no Default or Event of Default has occurred and is continuing at the time of such election and (b) in the Required Banks' reasonable opinion there have been no material adverse changes in the business, operations, conditions or prospects, whether financial or otherwise, of the Borrower, then the Borrower may in its sole discretion, by written notice to the Agent no sooner than one hundred and twenty (120) days prior to the Revolving Maturity Date and no later than sixty (60) days prior to the Revolving Maturity Date, elect to exercise the "TERM-OUT OPTION". Upon Borrower's written notification to Agent that it has exercised the Term-out Option the following terms shall apply:

               (i) The Banks' obligations to make Advances and the Issuing Bank's obligation to issue Letters of Credit shall terminate as of the Term-out Commencement Date, and Borrower shall have no right to request any further Advances or additional Letters of Credit not then outstanding (provided that Letters of Credit which are already outstanding prior to the Term-out Commencement Date and which the Required Banks (in their sole discretion) have permitted to have a term extending beyond the Revolving Maturity Date may remain outstanding during the Term-out Option Period for the specified term thereof, not to exceed the Term-out Maturity Date);

               (ii) From the Term-out Commencement Date through the date which is twenty-four (24) months following the Term-out Commencement Date (the "TERM-OUT OPTION PERIOD"), in addition to interest and all other sums required to be paid under the Loan Documents, the Borrower shall make quarterly principal amortization payments in an amount equal to one-eightieth (1/80th) of the aggregate amount of Advances outstanding as of the Term-out Commencement Date; such payments shall be payable quarterly on the last Banking Day of each calendar quarter (beginning on the last Banking Day of the calendar quarter during which the Term-out Commencement Date occurs);

               (iii) As a condition precedent to the effectiveness of Borrower's exercise of the Term-out Option as provided herein, the Majority Banks in their sole discretion may request the Agent to commission new appraisals for any Collateral property for which the "as is" date of value for the most recent appraisal commissioned by the Agent predates the Term-out Commencement Date by more than one (1) year. The Majority Banks in their sole discretion may reestablish Collateral Values for each such reappraised Collateral property for the purpose of recalculating the Borrowing Base. The Borrower shall pay all fees, costs and expenses incurred in connection with all such reappraisals and the limitation on appraisal fees, costs and expenses set forth in Section 2.21 shall not apply to any reappraisals prepared pursuant to this Section 2.5(c)(iii);

               (iv) The applicable interest rates shall increase by one-quarter of one percent (0.25%) during the Term-out Option Period, as more fully specified below in Section 2.6;

               (v) All remaining unpaid Advances and other Obligations shall be due and payable in full on the expiration of the Term-out Option Period, which shall expire two (2) years from the Revolving Maturity Date (the "Term-out Maturity Date");

               (vi) Except as specified above, all other terms and provisions of the Loan Documents shall remain unmodified and in full force and effect during the Term-out Option Period; and

               (vii) The Borrower shall have paid to the Agent for the account of the Banks ratably on or before the Term-out Commencement Date a term-out fee equal to three hundred and seventy-five one-thousandths of one percent (0.375%) of the aggregate amount of all Advances outstanding on the Term-out Commencement Date.

     2.6  Interest; Interest Payment Dates

          (a) During the initial term of this Agreement, but not during the Term-out Option Period, each Reference Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Reference Rate plus one-quarter of one percent (0.25%), such rate to change from time to time concurrently with any change in the Reference Rate. During the Term-out Option Period, the applicable interest rate on each Reference Rate Loan shall increase by one-quarter of one percent (0.25%) to a rate equal to the Reference Rate plus one-half of one percent (0.5%) per annum.

          (b) During the initial term of this Agreement, but not during the Term-out Option Period, each LIBO Rate Loan shall bear interest on the unpaid principal amount thereof during each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period, plus one and three-quarters percent (1.75%). During the Term out Option Period, the applicable interest rate on each LIBO Rate Loan shall increase by one-quarter of one percent (0.25%) to a rate equal to the Adjusted LIBO Rate for the applicable Interest Period plus two percent (2.0%) per annum.

          (c) Interest on each Loan accrued through the end of each calendar month shall be payable in arrears on the next Interest Payment Date; provided, however, that Overdue Interest and any other amount payable in connection with any Loan not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable from time to time upon demand of the Banks.

          (d) All computations of interest shall be based on a year of three hundred and sixty (360) days and actual days elapsed.

     2.7 Overdue Amounts. All Overdue Amounts shall bear interest at a rate of three percent (3.0%) in excess of the Reference Rate, effective on the day following the date of nonpayment and continuing until such amounts are paid in full.

     2.8 Note. The Borrower's obligation to repay the principal amount of all Loans and all accrued interest thereon shall be evidenced by the Note, all of the terms and provisions of which are incorporated herein by this reference. The Agent shall enter the date, amount and interest rate with respect to each Loan (and, in the case of each LIBO Rate Loan, the Interest Period applicable thereto), and any payments or prepayments thereof, in its books and records or on the back of the Note, and such entries shall be prima facie evidence of the matters noted, absent manifest error. The failure of the Agent to make any notation in its books and records or on the back of its Note shall not discharge the Borrower of its obligation to repay in full with interest all amounts borrowed hereunder.

     2.9 Purpose of the Loans. The proceeds of the Loans shall be used only for purposes directly related to the conduct of the Borrower's business as a real estate investment trust, including, without limitation, general corporate purposes, working capital purposes and the purposes of acquiring, refinancing, maintaining and disposing of real estate projects; provided, however, that no more than Five Million Dollars ($5,000,000) may be available hereunder for the issuance of Letters of Credit or the repayment of Letter of Credit Obligations; and provided, further, that no amounts may be borrowed hereunder for the purpose of paying or financing the payment of dividends declared by the Borrower.

     2.10 Other Fees.

          (a) In addition to the other fees provided for herein, the Borrower shall pay to the Agent for the account of the Banks ratably from the Borrower's own funds (and not from Loan proceeds):

               (i) An unused facility fee (the "UNUSED COMMITMENT FEE") in an amount equal to the average daily unused amount of the Commitment Amount from June 6, 1996 until the Revolving Maturity Date, multiplied by the rate of one-quarter of one percent (0.25%) per annum based upon a three hundred and sixty-day (360-day) year and the actual number of day elapsed. Installments of the Unused Commitment Fee shall be payable quarterly in arrears on the last Banking Day of each calendar quarter during which there is outstanding any unused Commitment Amount and on the Revolving Maturity Date or the last day of the Term-out Option Period. No Unused Commitment Fee shall be payable during the Term-out Option Period. For purposes of computing the Unused Commitment Fee, the amount of the Advance requested by the Borrower pursuant to that certain Irrevocable Request and Authorization to Disburse, dated as of February 14, 1996 (the "IRREVOCABLE REQUEST"), delivered by the Borrower to BofA, shall be considered part of the unused portion of the Commitment Amount until such time as the letter of credit referenced in the Irrevocable Request is returned to BofA or such funds become the subject of a "Funding Notice", as such term is used in the Irrevocable Request; and

               (ii) For each Letter of Credit, a fee equal to one and one-half percent (1.50%) per annum (based upon a three hundred and sixty-day (360-day) year and the actual number of day elapsed) of the face amount of such Letter of Credit (as the same may be increased by any amendment thereto). The first monthly installment of such fee shall be payable upon issuance of such Letter of Credit and thereafter monthly installments shall be payable in advance for the term of such Letter of Credit (as such term may be extended). The Borrower shall also pay to the Issuing Bank all costs and expenses incurred by the Issuing Bank related to the issuance of such Letter of Credit or any amendment thereto, which costs and expenses shall be payable prior to the issuance of such Letter of Credit or any such amendment.

          (b) The Borrower shall pay an agency fee to the Agent for the Agent's own account, as set forth in that certain letter agreement, dated May 20, 1996, by and between BofA and the Borrower.

     2.11 Payments by Borrower.

          (a) Except as provided in Section 2.4 with respect to Letters of Credit, all payments by the Borrower shall be made to the Agent for the account of the Banks ratably at the Agent's Payment Office, and shall be made in U.S. dollars and in immediately available funds, in accordance with the Loan Documents. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as may be agreed by a Bank) of such payment in like funds as received to each Bank's Payment Office. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be. Any payment received by the Agent later than 10:00 a.m. (San Francisco time) on any Banking Day or any payment received on a day other than a Banking Day shall be deemed to have been received on the following Banking Day and any applicable interest or fee shall continue to accrue.

          (b) Agent shall have the exclusive right to collect from Borrower or any guarantors, third parties, on account of the Loan, including principal, interest, fees, protective advances, prepayment premiums (if any), whether such sums are received directly from Borrower, any guarantors, or any other persons, or obtained by right of offset by Agent of any kind, by sale of any Collateral, or by enforcement of the Loan Documents. No Bank shall independently initiate any judicial action or equivalent action or other proceeding against the Borrower with respect to the Secured Facility.

          (c) The Borrower shall reimburse the Banks for any and all Payment Taxes the Banks shall incur with respect to this Agreement, the Note or any other Loan Document. All payments by the Borrower under this Agreement shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any Payment Taxes) shall not be less than the amounts otherwise required to be paid under this Agreement. A certificate as to any additional amounts payable to the Banks under this Section 2.11 submitted to the Borrower by the Agent shall show in reasonable detail the amount payable, the calculations used to determine such amount and the basis of such claim and shall be conclusive absent manifest error. Any amounts payable by the Borrower under this Section 2.11 with respect to past payments shall be due within ten (10) days following receipt by the Borrower of such certificate from the Agent; any such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of Payment Taxes, the Borrower shall promptly furnish to the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Agent) to establish any tax credit to which the Banks may be entitled.

     2.12 Prepayments.

          (a) Subject to the terms of this Agreement and the Note, upon at least one Banking Day's notice to the Agent, the Borrower may, at its option, prepay the Loans (together with all other fees, costs, charges and expenses of the Banks accrued but unpaid through the date of prepayment) in whole at any time or in part from time to time, without penalty or premium; provided, however, that LIBO Rate Loans (i) may only be prepaid on a day other than the last day of the applicable Interest Period upon payment of the prepayment fee specified in subsection (b) below, (ii) any partial prepayment shall be made in an amount at least equal to Five Hundred Thousand Dollars ($500,000) or any higher amount that is an integral multiple of One Hundred Thousand Dollars ($100,000). If any such notice is given, the principal amount to be paid shall be irrevocably due and payable on the date specified in the notice, together with all other fees, costs, charges and expenses of the Banks accrued but unpaid through the date of prepayment. Accrued and unpaid interest on the amount of any prepayment shall be due and payable on the next Interest Payment Date following such prepayment.

          (b) The prepayment fee payable in accordance with subsection (a)(i) above shall be payable to Agent for the account of the Banks ratably and shall be equal to the sum of:

               (i)  Two Hundred and Fifty Dollars ($250); and

               (ii) the amount, if any, by which X exceeds Y, where

                    (A) X equals the additional interest that would have accrued on the principal amount prepaid at the Adjusted LIBO Rate without any spread, if that amount had remained outstanding until the last day of the applicable Interest Period, and

                    (B) Y equals the interest that Banks could recover by placing the prepaid funds on deposit in the London U.S. dollar inter-bank market for a period beginning on the day of the prepayment and ending on the last day of the applicable Interest Period, or for a comparable period for which an appropriate rate quote may be obtained; and

               (iii) an amount equal to all costs and expenses which Banks reasonably expect to incur in liquidation and reinvestment of the prepaid funds.

     In no event shall the Banks be obligated to make any payment or refund to the Borrower, nor shall the Borrower be entitled to any setoff or other claim against the Banks, should the return which the Banks could obtain under the prepayment formula exceed the interest that the Banks would have received if no prepayment had occurred.

     The foregoing prepayment fee shall also be payable if prepayment occurs as the result of the acceleration of the Obligations by the Agent because of the occurrence of an Event of Default, and in that event the Banks shall, automatically and without notice or demand, be entitled to receive, concurrently with any such prepayment, the prepayment fee set forth above and the obligation to pay such prepayment fee shall be added to the principal hereof.

     THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE BANKS WOULD NOT MAKE TO THE BORROWER THE LIBO RATE LOANS WITHOUT THE BORROWER'S AGREEMENT, AS SET FORTH ABOVE IN THIS SECTION, TO PAY THE BANKS A PREPAYMENT FEE UPON THE SATISFACTION OF ALL OR ANY PORTION OF THE PRINCIPAL BEARING INTEREST BASED UPON THE ADJUSTED LIBO RATE FOLLOWING THE ACCELERATION OF THE REVOLVING MATURITY DATE (OR THE TERM-OUT MATURITY DATE IF THE BORROWER ELECTS THE TERM-OUT OPTION IN ACCORDANCE WITH SECTION 2.5(b)) HEREOF BY REASON OF A DEFAULT HEREUNDER. THE BORROWER HAS CAUSED THOSE PERSONS SIGNING THIS AGREEMENT ON THE BORROWER'S BEHALF TO SEPARATELY INITIAL THE AGREEMENT CONTAINED IN THIS SECTION BY PLACING THEIR INITIALS BELOW:

                  INITIALS:        _______________

               (c) The outstanding Obligations shall be prepaid immediately to the extent of all Net Cash Proceeds derived from the sale of securities by the Borrower (excluding sales of the Borrower's common stock in the Second Public Offering or any stock option or dividend reinvestment plan of the Borrower).

               (d) The outstanding Obligations shall be prepaid immediately to the extent of all insurance proceeds received under any insurance policy maintained pursuant to any Loan Document which are required by that Loan Document to be applied to the Obligations.

               (e) The outstanding obligations shall be prepaid immediately to the extent of the release price to be paid to the Agent for the account of the Banks ratably under Section 2.22(a)(iii) hereof when proceeds are received by reason of the sale or refinancing of any Collateral.

               (f) In the event the Borrower elects to prepay the Secured Facility in whole or in part in accordance with and subject to the requirements, terms and conditions set forth in Section 2.19, the Agent will promptly notify each Bank of the Agent's receipt of the Borrower's notice with respect thereto and of each Bank's Pro Rata Share of such prepayment. Any reduction or termination of the Secured Facility, including any voluntary reduction in the Commitment Amount by the Borrower pursuant to the Agreement, shall be applied to each Bank according to its Pro Rata Share.

          2.13 Agent's Right to Charge Account. The Borrower authorizes the Agent at any time and from time to time (irrevocably until the Obligations are paid in full and the Loan Availability hereunder is terminated) to charge any Obligations then due against any deposit account maintained by the Borrower with the Agent; provided that the Agent shall not have any obligation to charge any such Obligations against any such deposit account. The Borrower hereby grants a perfected first priority security interest in favor of the Agent in all such deposit accounts as security for the Obligations of the Borrower, together will all rights of a secured party with respect thereto. The Borrower shall execute such additional documents as the Agent in its discretion may require and shall provide all other documents requested by the Agent to evidence or perfect its first priority security interest in such deposit accounts.

          2.14 Set-Off. Subject to Section 2.11(c), in addition to any rights and remedies of the Banks provided by law, upon the occurrence of an Event of Default, the Banks shall have the right, without prior notice to the Borrower (any such notice being expressly waived by the Borrower) to the extent permitted by Applicable Law, to set-off and apply against any Indebtedness, whether mature or unmatured and whether fixed or contingent, of the Borrower to the Banks under this Agreement, any amount then or thereafter owing from the Banks to the Borrower.

          2.15 Inability to Determine Interest Rates. Notwithstanding any other provision of this Agreement, if the Agent determines (which determination, in the absence of manifest error, shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank eurocurrency market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for any Interest Period with respect to (a) proposed Loans that the Borrower has requested be made as LIBO Rate Loans, (b) a LIBO Rate Loan that will result from the requested conversion of any Reference Rate Loan into a LIBO Rate Loan or (c) the continuation of a LIBO Rate Loan as such for an additional Interest Period (any such Loan described in clauses (a), (b) or (c) of this Section being herein called an "Affected Loan"), the Agent shall forthwith give telephonic or facsimile notice of its determination, confirmed in writing, to the Borrower at least two (2) Banking Days prior to, as the case may be, the funding date for such Affected Loan, the conversion date for such Affected Loan or the last day of the Interest Period applicable to such Affected Loan. Unless the Borrower notifies the Agent promptly upon receipt of such telephonic or facsimile notice that it wishes to rescind or modify its request regarding the Affected Loan, then any requested LIBO Rate Loan shall be made as, continued as, or converted into a Reference Rate Loan, as the case may be. Until any such notice has been withdrawn by the Agent, no further Affected Loan shall be made.

          2.16 Illegality. Notwithstanding any other provision of this Agreement, if any change of law, rule, regulation, treaty or directive or any change in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain a LIBO Rate Loan as contemplated by this Agreement or to accept deposits in order to make or maintain a LIBO Rate Loan, (a) such Bank acting through the Agent shall promptly notify the Borrower thereof, (b) the agreement of such Bank hereunder to make or convert into LIBO Rate Loans shall be suspended forthwith and (c) any and all outstanding LIBO Rate Loans made by such Bank and then outstanding shall automatically become Reference Rate Loans for the duration of the respective Interest Periods applicable thereto (or, if permitted by Applicable Law, at the end of such Interest Periods). The Borrower shall promptly pay to the Agent for the account of such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank as a consequence of the Borrower making any conversion in accordance with this Section, including, without limitation, any interest or fees payable by such Bank to lenders of funds obtained by such Bank in order to make or maintain its LIBO Rate Loans. A certificate as to any such costs payable pursuant to this Section 2.16 submitted by an officer of such Bank to the Borrower (with a copy to the Agent) shall be conclusive, in the absence of manifest error.

          2.17 Increased Costs. If, after the date of this Agreement, the adoption of or any change in law, rule, regulation, treaty or directive or any change in the interpretation or application thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) issued after the date hereof by any central bank or other Governmental Authority:

               (a) Shall subject such Bank to any tax, duty or other charge with respect to a Letter of Credit or a Loan or its obligation to issue any such Letter of Credit or make any such Loan, or shall change the basis of taxation of payments by the Borrower to such Bank on or in respect of such Loan (except for changes in the rate of taxation on the overall net income of such Bank);

               (b) Shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by such Bank for any Letter of Credit or any Loan (except for any reserve, special deposit or other requirement included in the determination of the Adjusted LIBO Rate, as applicable); or

               (c) Shall impose on such Bank any other condition directly related to any Letter of Credit or any Loan; and

               (d) The result of any of the foregoing is to increase the cost to such Bank of issuing, making, renewing or maintaining such Letter of Credit or Loan beyond any adjustment made by such Bank in determining the applicable fee or interest rate for such Letter of Credit or Loan, or to reduce any amount receivable by it in respect of such Letter of Credit or Loan;

then, in any such case, the Borrower shall promptly, upon demand by such Bank, pay to the Agent for the account of such Bank any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable as reasonably determined by such Bank with respect to this Agreement, the Note or any other Loan Document; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the thirtieth (30th) day before the date of any such demand. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by an officer of such Bank to the Borrower (with a copy to the Agent) shall be conclusive, in the absence of manifest error.

     2.18 Capital Adequacy.

          (a) For purposes of this Section 2.18, the term "Bank" includes each Bank and any company controlling a Bank. The term "CAPITAL ADEQUACY REQUIREMENT" means any applicable existing or future law, rule, regulation or guideline, or any change in any of the foregoing, that relates to the manner in which a Bank allocates capital resources to its loans and commitments, or to a class of such loans and commitments which includes the Loans, or to any letters of credit such as the Letters of Credit.

          (b) This Section 2.18 shall apply whenever a Bank in its reasonable judgment determines:

               (i) That the amount of capital required or expected to be maintained by such Bank is or would be affected by any Capital Adequacy Requirement, or by the manner in which any Capital Adequacy Requirement may now or in the future be interpreted or administered by any governmental authority, central bank or comparable agency charged with such interpretation or administration, or by such Bank's compliance with any request or directive, whether or not having the force of law, of any such governmental authority, central bank or comparable agency; and

               (ii) That as a result, the rate of return on such Bank's capital has been or will be reduced because of such Bank's obligations under the Loan Documents, taking into account such Bank's policies with respect to capital adequacy and such Bank's desired return on capital.

     If the conditions described above have been met, Borrower shall pay the Agent for the account of such Bank, upon written notice and demand made as specified below, such amounts as such Bank may reasonably determine would compensate such Bank for Borrower's allocable share of such Bank's reduced rate of return; provided that the Borrower shall not be required to pay any such amount with respect to any period prior to the thirtieth (30th) day before the date of any such demand.

          (c) Such Bank shall give the Borrower (with a copy to the Agent) at least thirty (30) days' written notice before such Bank's initial demand for compensation under this Section 2.18, and before any subsequent demand for such compensation at a level higher than that previously requested. The notice shall describe in reasonable detail the method of calculating such compensation.

          (d) All compensation under this Section 2.18 shall be payable quarterly in arrears. Any demand by a Bank for such compensation shall include a certificate setting forth in reasonable detail the basis for determining the amounts payable, and any such certificate shall be conclusive and binding in the absence of manifest error.

     2.19 Termination of Unused Commitment. The Borrower may, at any time, at its option and upon five (5) business days' written notice to the Agent, elect to terminate, in multiples of Five Hundred Thousand Dollars ($500,000), any amount in excess of One Million Dollars ($1,000,000) of the unused portion of the Commitment Amount; once so terminated, such portion of the Commitment Amount shall not be reinstated.

     2.20 Collateral. As of the Effective Date, the Collateral hereunder shall be the Existing Collateral and the Banks acknowledge that all conditions specified in this Section 2.20(c) have been satisfied with respect to each property constituting part of the Existing Collateral. Additional Collateral may be offered by the Borrower and shall be included in the Borrowing Base only in accordance with the following and any additional terms and conditions contained in this Agreement:

          (a) Request for Borrowing Base Increase. The Borrower from time to time may request that real property owned or to be acquired by the Borrower be accepted as Collateral and included in the Borrowing Base by delivering to the Agent a Request for Borrowing Base Increase as to such Collateral.

          (b) Acceptance of Collateral. The Required Banks shall have the right, in their sole discretion, and after performing such due diligence as the Required Banks desire in their sole discretion, to accept or reject any real property offered as Collateral. The Borrower shall at its expense provide the Required Banks with all requested due diligence materials and information, including, without limitation, title reports, environmental reports, soils reports, flood plain information, entitlement documents and plans and specifications, occupancy permits, operating statements and rent rolls, with respect to any offered real property.

          (c) Conditions to Inclusion of Collateral in Borrowing Base. Each of the following conditions must be satisfied (or waived in writing by the Required Banks in their sole discretion) prior to the Required Banks' acceptance of any real property as Collateral and its inclusion in the Borrowing Base:

               (i) Acceptances. The Required Banks shall have accepted the real property as Collateral for inclusion into the Borrowing Base in the Required Banks' sole discretion in accordance with Section 2.20(b) above, and the Agent shall have so notified the Borrower in writing, which writing the Borrower may reasonably rely upon without the need for independent verification from any other Bank.

               (ii) Security Documents. The Borrower shall execute and deliver to the Agent such Security Documents as the Agent may require in its sole discretion, including a Deed of Trust, UCC-1 financing statement, fixture filing, unsecured environmental indemnity, and any other certificates or documents; and such Security Documents shall have been recorded and filed, as appropriate, so as to grant the Agent for the benefit of the Banks a perfected first priority lien on the intended real property collateral and all leases, rents and personal property relating thereto.

               (iii) Title Assurances. The Agent shall receive an American Land Title Association lender's policy of title insurance issued by Title Company, with such endorsements as the Agent may reasonably require (including mechanics lien coverage), with a liability limit of the Commitment Amount (aggregated with the liability limits of all other title policies issued hereunder), and insuring the Agent as the holder for the pari passu benefit of the Banks of a first lien priority Deed of Trust encumbering the applicable Collateral, subject only to such exceptions as the Agent may approve in its sole discretion. The Agent shall also receive such reinsurance in such amounts and from such title insurers other than the Title Company as the Agent may elect in its sole discretion.

               The Agent may, at its option, also require a certification from the applicable state authority that no financing statements have been filed affecting the applicable collateral that would have priority over the Agent's security interest covering the same personal property Collateral.

               (iv) Use and Entitlements. The Collateral shall consist of apartment properties or industrial properties with completed Improvements, and shall be properly zoned and in compliance in all material respects with all applicable laws for its intended use.

               (v) No Restrictions. The Agent shall be reasonably satisfied, based upon such information as the Agent deems relevant, that the Collateral is not subject to any moratorium, law, government restriction, or other requirement, covenant, condition, or restriction that might materially adversely affect the marketability or refinanceability thereof.

               (vi) Collateral Value. The Agent shall have designated a Collateral Value for the Collateral, and shall have notified the Borrower in writing of the amount thereof.

               (vii) Insurance. The Borrower shall have provided the Agent with evidence satisfactory to the Agent that all insurance required by the Agent with respect to the Collateral has been obtained (including appropriate lender's loss payable endorsements).

               (viii) State. The collateral shall be located in California, Oregon and/or Washington.

               (ix) Tenant Estoppels. In the event the Collateral is industrial property, the Agent shall have received a Tenant Estoppel Certificate, substantially in the form of Exhibit "F" attached hereto, executed by each tenant leasing fifty thousand (50,000) square feet or more of the leaseable space of such Collateral.

          (d) Adjustment of Borrowing Base. In addition to adjustments resulting from the sale or refinancing of the Collateral (and therefore its removal from the Borrowing Base), the Agent may adjust the Borrowing Base as follows:

               (i) The Agent may at any time exclude from the Borrowing Base calculation the Collateral Value of any Collateral if Hazardous Substances (other than those disclosed in environmental reports delivered to the Agent prior to the time Collateral becomes part of the Borrowing Base, so long as the potential remediation cost or potential liability has not materially increased, as reasonably determined by the Agent) are present on such Collateral and the remediation of such Hazardous Substances will impose costs upon the Borrower (or such owner of the Collateral as there may be) which, in the good faith determination of the Agent, are material in relation to the value of such Collateral;

               (ii) The Collateral Value of any property included within the Borrowing Base shall no longer be included in the calculation of the Borrowing Base if the applicable Deed of Trust encumbering such property for any reason ceases or fails to constitute a valid, perfected and subsisting first priority lien (subject only to Liens existing at the time the property became part of the Borrowing Base and those Liens permitted by the Agent) on the property purported to be covered thereby; and

               (iii) The Agent may reduce the applicable Collateral Value for any Collateral within the Borrowing Base, and thereby reduce the Borrowing Base, by an amount which the Agent reasonably determines, should any such Collateral be subject, in whole or in part, to any condemnation, casualty or other material injury; provided that if the insurance proceeds or condemnation awards are paid to the Agent, and the conditions specified in Section 5.5(d) of the applicable Deed of Trust to allowing the Borrower the use of the proceeds or awards to repair or restore the Collateral have been satisfied, the Agent shall not reduce the applicable Collateral Value for such Collateral which has been the subject of such condemnation, casualty or other injury (or shall only reduce the Collateral Value to the value which the Agent reasonably determines the Collateral will have once the repair or restoration is complete, at the Agent's option), so long as the repair or restoration is proceeding diligently and in accordance with the plans and specifications and other requirements as specified in section 5.5(d) of the applicable Deed of Trust.

          (e) Security for Obligations. All of the Obligations (except for the Unsecured Environmental Indemnity and any other obligations that are specifically stated to be unsecured by the terms of the applicable Loan Documents) shall be secured by the Collateral in accordance with the terms of the Security Documents.

     2.21 Rebalancing. At any time following the Effective Date, the Majority Banks may request that the Agent commission reappraisals of each of the properties constituting part of the Collateral within the Borrowing Base and establish new Collateral Values for each of such properties for purposes of the calculation under clause (a) of the definition of Borrowing Base set forth in
Section 1.1 of this Agreement. Upon demand by the Agent, the Borrower shall pay all fees, costs and expenses incurred in connection with the reappraisal of such properties in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate for all such appraisals. Except as otherwise specified in Sections 2.05(c), 2.20(d) or other applicable provisions of the Loan Documents, the Majority Banks may redesignate new Collateral Values for each such property (following the initial designation at the time such property was originally included within the Borrowing Base) only once during any two-year (2-year) period; provided, however, that notwithstanding the foregoing, the redesignation by the Majority Banks of a new Collateral Value for any such property following the Effective Date based upon an appraisal and revaluation process initiated but not completed prior to June 6, 1996 shall not preclude the Majority Banks from once again redesignating a new Collateral Value for such property during the two-year (2-year) period following June 6, 1996. The Agent shall notify the Borrower in writing of the new Borrowing Base, if any, resulting from any reappraisal and redesignation of new Collateral Values made pursuant to this
Section 2.21, which notification the Borrower may reasonably rely upon without the need for independent verification from any other Bank, and thereafter such new Borrowing Base shall be the Borrowing Base under this Agreement for all purposes. If any payment to the Banks is required to be made by the Borrower pursuant to Section 2.1 hereof as a result of the recalculation of the Borrowing Base under this Section 2.21, the Borrower shall either: (a) within thirty (30) days and without demand from the Agent pay such amount to the Agent as is required to reduce the aggregate outstanding Advances and Letter of Credit Obligations to an amount not greater than the Loan Availability; or (b) elect, by two (2) days' written notice to the Agent, to amend clause (a) of the definition of Borrowing Base in Section 1.1 by replacing the words "fifty-five percent (55%)" with the words "sixty percent (60%)", whereupon the definition of Borrowing Base set forth in Section 1.1 shall be deemed to have been amended to read "sixty percent (60%)" (but the remainder of the definition of Borrowing Base shall otherwise remain unmodified) and the Borrower shall pay within thirty (30) days and without demand such amounts as are required to reduce the aggregate outstanding Advances and Letter of Credit Obligations to an amount not greater than the Loan Availability based upon such amended definition of Borrowing Base.

     2.22 Release of Collateral. Provided that no Default or Event of Default has occurred and is continuing, and subject to any other conditions contained in this Agreement:

          (a) Upon Sale or Refinancing. The Banks irrevocably authorize the Agent to release the entirety of its interest in any Collateral from the lien of the Deed of Trust at the request of Borrower upon the sale or refinancing of the entirety of such Collateral, provided that:

               (i) The sale or refinancing is not prohibited by any provision of this Agreement or any Security Document;

               (ii) The release of the Collateral does not result in a violation of any provision of this Agreement or any Security Document, and the Borrower shall first have made such payment to the Agent for the benefit of the Banks ratably as is required to cause the outstanding Advances and Letter of Credit Obligations not to exceed the Loan Availability immediately after giving effect to such release;

               (iii) Prior to such release, any rebalancing payment required to be made by Borrower pursuant to Section 2.21 with respect to the Collateral remaining as part of the Borrowing Base following such release shall have been made;

               (iv) The sale or refinancing relates to all of the Borrower's interest in the real estate project comprising the Collateral; and

               (v) No such release shall affect any of the Borrower's obligations under the Unsecured Indemnity Agreement or Sections 5.22 or 8.5 hereof with respect to such released Collateral.

          (b) Final Release. The Banks irrevocably authorize the Agent to release all of the Collateral upon payment in full of all Obligations and the full discharge and release of all Letter of Credit Obligations.

          (c) Costs. As a condition to the Agent's obligation to release any Collateral, the Borrower shall pay to the Agent an amount equal to the Agent's costs incurred in connection with the release, including the Agent's reconveyance fee, recording fees, escrow fees and the cost of any title policy endorsements reasonably requested by the Agent.

     2.23 Reaffirmation. The Borrower, the Agent and the Banks acknowledge and agree that the Irrevocable Request remains in full force and effect and is unchanged by the terms hereof. The Borrower hereby reaffirms its covenants and obligations under the Irrevocable Request, and, without limiting the generality of the foregoing, the Borrower acknowledges the continuing effectiveness and priority of the Agent's security interest in the "Collateral", as such term is used in the Irrevocable Request. For the avoidance of doubt, the Borrower and the Banks acknowledge and agree that until such time as the letter of credit referenced in the Irrevocable Request is returned to BofA, the Loan Availability hereunder shall be reduced by Two Million Dollars ($2,000,000).

                                  ARTICLE III.

                              CONDITIONS PRECEDENT

     3.1 Closing Conditions; Agreements, Documents and Certificates. As conditions precedent to the effectiveness of this Agreement (any of which the Banks may waive in writing in their sole discretion):

          (a) The Agent shall have received originals (along with sufficient copies of for each of the Banks) of the following agreements, documents, opinions and certificates, such opinions and certificates to be dated or confirmed in writing as of the Effective Date and satisfactory in form and substance to the Agent and its counsel in their sole discretion:

               (i) This Agreement duly executed on behalf of all of the parties hereto;

               (ii) An opinion of Cox, Castle & Nicholson, counsel to the Borrower, substantially in the form of Exhibit "G";

               (iii) Copies of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement, the Note, the Security Documents and all other documents required by the Banks to be delivered hereunder, certified by the Secretary or an Assistant Secretary of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Effective Date);

               (iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Note and the other documents to be delivered by the Borrower under this Agreement;

               (v) A certification from the Borrower that the Articles of Organization and the Articles of Amendment and Restatement of the Borrower remain in full force and effect and have not been revoked, amended, supplemented or modified since August 4, 1993 and February 15, 1994, respectively;

               (vi) A certification from the Borrower that the Amended and Restated Bylaws of the Borrower dated October 27, 1993 remain in full force and effect and have not been revoked, amended, supplemented or modified;

               (vii) A good standing certificate, or its equivalent, for the Borrower from the Secretaries of State of the state of the Borrower's organization and the states where the Existing Collateral is located;

               (viii) A certificate in the form of Exhibit "H" hereto signed by an officer of the Borrower and stating that:

                    (A) the representations and warranties of the Borrower contained in Article IV hereof and in the Loan Documents are true and correct on and as of the Effective Date, as though made on and as of such date;

                    (B)  no Default or Event of Default exists; and

                    (C) all conditions precedent set forth in this Section 3.01 have been satisfied (other than those based solely on the approval of the Banks or the Borrower), including detailed calculations of the Borrower's compliance with Sections 5.9, 5.17 and 5.21 hereof and the initial Borrowing Base hereunder;

               (ix) The duly executed Note;

               (x) Duly executed modifications of the Deeds of Trust relating to the Existing Collateral;

               (xi) Duly executed UCC-2's modifying each of the UCC Financing Statements previously executed by the Borrower such that the references to "Secured Party" therein shall mean the Banks;

               (xii) A duly executed modification and reaffirmation of the Unsecured Indemnity Agreement;

               (xiii) Such title insurance policies or endorsements to the BofA's existing title insurance policies with respect to the Existing Collateral as the Agent may require, including, without limitation, new title insurance policies or endorsements insuring that the Deeds of Trust constitute first priority liens on the Existing Collateral with a liability amount not less than the Commitment Amount; and

               (xiv) Such other documents, instruments, approvals or opinions as the Agent may reasonably request;

          (b) The Borrower shall have paid to the Agent for the account of the Banks all fees, costs and expenses (including all legal fees and expenses) to the extent due and payable hereunder as of the Effective Date, all title insurance, recording and escrow charges incurred in connection with this Agreement, and all legal fees and expenses of the Agent's counsel (including, without limitation, allocated costs for services of the Agent's in-house counsel) incurred in connection with the preparation, negotiation and execution of this Agreement and all documents related hereto.

     3.2 Each Advance or Letter of Credit. In the case of each new Advance made or Letter of Credit issued under this Agreement, the following conditions precedent shall have been fulfilled to the satisfaction of the Agent or the Issuing Bank, as the case may be, as of the date that Advance is made or that Letter of Credit is issued:

          (a) The Agent or the Issuing Bank, as the case may be, shall have received the requisite Request for Advance, Letter of Credit or Conversion/Continuation of a Loan;

          (b) On the date that Advance is made or that Letter of Credit is issued, the representations and warranties of the Borrower set forth in Article IV shall be true and correct in all material respects, after giving effect to that Advance or Letter of Credit with the same effect as though such representations and warranties had been made on and as of that date (except to the extent that such representations and warranties expressly relate solely to an earlier date);

          (c) On the date that Advance is made or that Letter of Credit is issued and after giving effect to that Advance or Letter of Credit, the Borrower shall be in compliance in all material respects with all covenants set forth in
Article V on its part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing or would result from that Advance or Letter of Credit; and

          (d) For each Letter of Credit requested, the Borrower shall have executed and delivered a Letter of Credit Application and Agreement in favor of the Issuing Bank.

                                   ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE BORROWER


     As of the Effective Date and as of the date each Advance is made or each Letter of Credit is issued, the Borrower represents and warrants to the Agent and each Bank as follows:

     4.1 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and all material Governmental Actions required to carry on its business as now being or proposed to be conducted and is in good standing and duly licensed or qualified to transact business in each other jurisdiction where the failure so to do would have a material adverse effect on its business, financial condition or operations.

     4.2 Corporate and Governmental Action; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Note, the Security Documents and the other Loan Documents are within the Borrower's corporate power and authority, have been duly authorized by all necessary corporate action on its part, do not and will not require any Governmental Actions other than any that have already been obtained and do not contravene, or constitute a default under, any provision of any Applicable Laws or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any assets of the Borrower.

     4.3 Binding Effect. This Agreement constitutes, and the Note and Security Documents (when executed and delivered as contemplated by this Agreement), will constitute, the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except in each case as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and by general principles of equity.

     4.4  Financial Information.

          (a) All financial information delivered to BofA by the Borrower pursuant to the Amended and Restated Credit Agreement (including, without limitation, the annual financial statement for the fiscal year ended December 31, 1995 and the quarterly financial statement for the fiscal quarter ended June 30, 1996) has been delivered as of the Effective Date and such information accurately presents the financial position of the Borrower as of the dates thereof and the results of its operations during the periods covered thereby.

          (b) Since June 30, 1996, there has been no material adverse change in the ownership, management, business operations or financial condition prospects, liabilities or capitalization of the Borrower or any of its Subsidiaries.

          (c) As of the Effective Date, neither the Borrower nor any of its Subsidiaries has any material liabilities or commitments, fixed, contingent or otherwise, that were not reflected on the annual financial statement for the fiscal year ended December 31, 1995 or the quarterly statement for the fiscal quarter ended June 30, 1996 delivered to BofA by the Borrower.

          (d) The management prepared pro forma balance sheet and proforma statements or operations and cash flows for the Borrower set forth in the Supplemental Registration Statement fairly present the financial position of the Borrower as of the Effective Date.

     4.5 Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any Governmental Authority which if decided adversely to the

Borrower or such Subsidiaries would materially and adversely affect the ownership, management, business, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries or which in any manner questions the validity of this Agreement or the Note.

     4.6 Compliance with ERISA. To the best of the Borrower's knowledge, the Borrower and its Subsidiaries have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, are in compliance in all material respects with the currently applicable provisions of ERISA and the Code relating to each Plan, have not incurred any material liability (excluding liability for PBGC premiums) to the PBGC or a Plan under Title IV of ERISA and have taken no actions which would result in the occurrence of an Event of Default under Section 6.1(h).

     4.7 Taxes. The Borrower and its Subsidiaries have filed all United States federal income tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them, except for those which are being contested in good faith and by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     4.8 Title. The Borrower and its Subsidiaries have good and (in the case of real property) marketable title to, or valid leasehold interests in, all of the properties and assets reflected in any financial statement delivered to the Agent (including the annual financial statement for the fiscal year ended December 31, 1995 and the quarterly financial statement for the fiscal quarter ended March 31, 1996) except for covenants, restrictions, rights, easements and exceptions in title which (a) in the case of any Collateral, have been approved by the Agent, and (b) in the case of properties other than Collateral do not (i) interfere with the occupation, use and employment of the Borrower or its Subsidiaries of such properties and assets in the normal course of its business as currently conducted or (ii) impair the value of such business, properties or assets; and such titles or interests are free and clear of Liens except, in the case of properties other than Collateral, for any Liens permitted under Section
5.11 after the date of this Agreement.

     4.9 No Default. No Default or Event of Default has occurred or would result from the execution, delivery and performance by the Borrower of this Agreement, the Note, the Security Documents or any of the other Loan Documents. Neither the Borrower nor any of its Subsidiaries are in default in any material respect under any Governmental Action binding upon or affecting any of them or any of their properties and assets, and no such Governmental Action materially and adversely affects the ability of the Borrower or any of its Subsidiaries to carry on its business as currently conducted or its ability to perform its obligations under this Agreement, the Note or the Security Documents or to pay the principal of or the interest on the Loans or any other Obligations.

     4.10 Certain Regulations. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other similar Applicable Law limiting or restricting the incurrence of Indebtedness.

     4.11 No Margin Stock. No part of the proceeds of the Loans will be used for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U or X promulgated by the Board of Governors of the Federal Reserve System. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying any such "margin stock" or any "margin securities" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System.

     4.12 Status as a REIT. The Borrower is qualified as a real estate investment trust under the Code and is in compliance with all Applicable Laws applicable to it as a real estate investment trust, except where such noncompliance is or would be immaterial and, if required, has been authorized by appropriate Governmental Action.

     4.13 Environmental Matters. To the best of the Borrower's knowledge and except as disclosed in the Registration Statement, the Borrower and its Subsidiaries are in compliance in all material respects with all Applicable Laws with respect to all of their presently or previously owned real property and such real property is free from, and does not contain any, Hazardous Substances the presence of which would have a material adverse effect on the business, operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole. To the best of the Borrower's knowledge, neither the Borrower, its Subsidiaries nor any of their agents or contractors have deposited, discharged, disposed of, stored or placed any Hazardous Substances on or in any real property presently or previously owned by the Borrower or any of its Subsidiaries in a manner which would have a material adverse effect on the business, operations, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole. Nothing contained in this Section 4.13 shall in any way limit or impair any representations, warranties, agreements or indemnities of the Borrower set forth in the Unsecured Environmental Indemnity.

     4.14 Registration Statement. The Registration Statement and the Supplemental Registration Statement do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.15 Full Disclosure. There is no fact which the Borrower has not disclosed in writing to the Agent and the Banks which has, or so far as the Borrower can now reasonably foresee will have, a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or to pay the principal of or the interest on the Loans or any other Obligations.

                                   ARTICLE V.

                                   COVENANTS

     So long as this Agreement is in effect or the Note is outstanding and until all amounts payable under this Agreement and the Note have been paid in full, unless compliance shall have been expressly waived in writing by the Majority Banks or the Required Banks, as required hereunder (which waiver shall be communicated to the Borrower by the Agent and which communication the Borrower may reasonably rely upon without the need for independent verification from any other Bank), the Borrower shall, and shall cause each of its Subsidiaries to, comply with and perform each of the following covenants:

     5.1  Information. The Borrower shall deliver to the Agent:

          (a) As soon as practicable and in any event within one hundred (100) days after the end of each of the fiscal years of the Borrower and its Subsidiaries ending after the Effective Date, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of that fiscal year, the related consolidated audited statements of income and cash flows of the Borrower and its Subsidiaries for that fiscal year, and the corresponding figures as of the end of, and for, the preceding fiscal year, in each case accompanied by an opinion of such independent certified public accountants of recognized standing as shall be retained by the Borrower and satisfactory to the Agent, which report and opinion shall be prepared in accordance with GAAP relating to reporting, and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent certified public accountants concur) in response to Financial Accounting Standards Board releases or other authoritative pronouncements.

          (b) As soon as practical and in any event within thirty (30) days after the Effective Date, all financial information required to have been delivered under the Amended and Restated Credit Agreement for periods prior to the Effective Date, to the extent such information has not already been delivered to the Agent.

          (c) Within fifty (50) days after the close of each fiscal quarter ending after the Effective Date, except for the last fiscal quarter of each fiscal year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of that fiscal quarter and the related statements of income and cash flows for that fiscal quarter, and for the period from the beginning of the then current fiscal year of the Borrower and its Subsidiaries to the end of that fiscal quarter, prepared in accordance with GAAP and certified as correct to the best knowledge of its chief financial officer.

          (d) Annually, each January 31, a statement of the consolidated projected cash flow of the Borrower and its Subsidiaries for the twelve-month (12-month) period ending on the preceding December 31 showing sufficient detail to show the projected operating performance of the individual properties.

          (e) Within fifty (50) days after the close of each fiscal quarter ending after the Effective Date, a statement comparing the consolidated actual cash flow of the Borrower and its Subsidiaries to consolidated projected cash flow of the Borrower and its Subsidiaries for the preceding quarter, together with a written explanation of any material variance between consolidated actual cash flow and consolidated projected cash flow for such period.

          (f) Within sixty (60) days after the close of each fiscal quarter, a report summarizing occupancy and turnover for each apartment project of the Borrower and its Subsidiaries.

          (g) Simultaneously with the delivery of each set of documents referred to in (a) and (c) above, a certificate of an officer of the Borrower (being the Treasurer, Chief Financial Officer or any other officer with a position at least equivalent to that of a Vice President), in the form of Exhibit "J" attached hereto which certificate (i) states whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, sets forth the details of that Default or Event of Default and the action which the Borrower is taking or proposes to take with respect to that Default or Event of Default, (ii) includes a detailed calculation establishing the Borrower's compliance with the covenants set forth in Sections 5.9, 5.17 and 5.21, and (iii) includes a detailed calculation of the Borrowing Base.

          (h) Promptly upon the occurrence of any Default or Event of Default, a certificate of an officer of the Borrower (being the treasurer, chief financial officer or any other officer with a position at least equivalent to that of a vice president) setting forth the details of that Default or Event of Default and the action which the Borrower is taking or proposes to take with respect to that Default or Event of Default.

          (i) Promptly following the publication thereof, a business plan of the Borrower and its Subsidiaries and any subsequently revised financial forecasts.

          (j) Promptly upon their being mailed to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

          (k) Promptly upon their being filed with the Securities and Exchange Commission, copies of all of the Borrower's Forms 10-K, 10-Q and 8-K.

          (l) Notice of the loss by the Borrower of its status as a real estate investment trust, immediately upon the occurrence of such loss.

          (m) If and when the Borrower or any of its Subsidiaries gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of that Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of that Reportable Event given or required to be given to the PBGC.

          (n)  Promptly after the occurrence of any such event, notice of:

               (i) any litigation, investigation or proceeding pending or threatened against the Borrower or any of its Subsidiaries by or before any Governmental Authority which (A) seeks declaratory or injunctive relief from or against the Borrower or any of its Subsidiaries and would have a material adverse effect on the ownership, management, business, operations or, condition (financial or otherwise) of the Borrower or any of its Subsidiaries or (B) involves a total amount claimed, individually or in the aggregate equal to $1,000,000 or more;

               (ii) any dispute between the Borrower and/or any of its Subsidiaries with any Governmental Authority which would have a material adverse effect on the ownership, management, business, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries;

               (iii) any labor controversy resulting in or with the potential for resulting in a strike against the Borrower or any of its Subsidiaries which would have a material adverse effect on the operations of the Borrower or any of its Subsidiaries;

               (iv) any proposal by any Governmental Authority to acquire substantially all of the properties, assets or business of the Borrower or any of its Subsidiaries; and

               (v) any other matter that the chief executive officer, chief operating officer or chief financial officer of the Borrower has concluded has resulted or will result in a material adverse change in the ownership, management, business, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries or in a violation under Sections 5.10 or 5.11.

          (o) From time to time, such additional information regarding the financial position or business of the Borrower and/or its Subsidiaries as the Agent may reasonably request.

     5.2 Consolidations, Mergers, Sales of Assets. The Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries, to consolidate with or merge into any other Person.

     5.3 Maintenance of Property; Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary in its business in good working order and condition and maintain with financially bound and reputable insurance companies, insurance on all its property in at least such amounts (satisfactory to the Agent) and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, including (a) fire and extended coverage insurance (including use and occupancy); (b) business-interruption insurance; (c) comprehensive general accident and public liability; (d) general liability insurance; (e) during any period of construction, builders' risk insurance on a replacement cost basis and (f) fidelity bonds and other insurance on all corporate officers and employees who collect or have custody of, or access to, revenues, receipts or income of the Borrower and its Subsidiaries. The Borrower shall maintain its existing or similar earthquake insurance coverage for the Collateral so long as such insurance coverage is economically feasible as determined by the Borrower. Without limiting the foregoing, the Borrower's obligations hereunder shall include, without limitation, the obligations set forth in that certain letter, dated June 10, 1994, from the Borrower to BofA, a copy of which is attached hereto as Exhibit "I". The Borrower shall at the request of the Agent, but in no event more frequently than annually, deliver to the Agent a certificate of all insurance required hereunder then in force.

     5.4 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, preserve, renew and keep in full force and effect its corporate existence and the rights, privileges and franchises necessary or desirable in the normal conduct of business. The Borrower shall, and shall cause each of its Subsidiaries to, continue to operate in such a manner so as to preserve the Borrower's status as a qualified real estate investment trust under the rules and regulations of the Code.

     5.5 Compliance with Laws and Union Contracts. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws and union contracts, non-compliance with which would have a material adverse effect on its business, operations or condition (financial or otherwise), except where the necessity of compliance is contested in good faith by appropriate proceedings.

     5.6 Inspection of Property, Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. Upon reasonable advance notice (oral or written) from any Bank (twenty-four (24) hours notice shall be deemed reasonable) and during normal business hours, the Borrower shall, and shall cause each of its Subsidiaries to, permit representatives of such Bank to visit and inspect any of its properties and to examine and make copies of any of its books and records and to discuss its affairs, finances and accounts with its officers and employees all at such reasonable times and as often as may reasonably be desired.

     5.7 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, when due, all its material obligations and liabilities, including tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

     5.8 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for the purposes described in Section 2.9, provided that any such purpose would not cause a violation of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     5.9 Limitations on Activities. The Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries to, engage in any business activities or operations substantially different from or unrelated to the Borrower's business as a real estate investment trust. Without limiting the generality of the foregoing, the Borrower or its Subsidiaries may undertake or engage in construction and/or development activities, so long as (a) the Carrying Costs of completing such activities does not exceed in any given fiscal year ten percent (10%) of the total tangible assets of the Borrower as determined in accordance with GAAP and (b) the Carrying Costs associated with the Borrower's holdings of unimproved land (regardless of the degree such land is entitled for development) shall not exceed ten percent (10%) of Tangible Net Worth. Without derogating the requirements of clauses (a) and (b) in the immediately foregoing sentence, the Borrower shall not acquire any unimproved land unless (x) such land is acquired for the purpose of constructing income-producing industrial or apartment properties and (y) such land is zoned for the intended use.

     5.10 Limitations on Indebtedness. The Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, or to become a guarantor or surety, or to pledge or lien its credit in any manner, other than (a) Advances to the Borrower and outstanding Letter of Credit Obligations hereunder, (b) Indebtedness existing as of the Effective Date and set forth in Schedule 5.10 hereto, (c) Indebtedness (not to exceed a sixty-five percent (65%) loan to value ratio at the time such Indebtedness is incurred) secured by deeds of trust against real properties which are not subject to a Lien in favor of the Agent for the benefit of the Banks and have not otherwise been pledged to the Agent for the benefit of the Banks, and (d) trade debt incurred in the ordinary course of business.

     5.11 Limitation on Liens. The Borrower shall not, nor shall it cause suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money, or any judgment Lien that does not constitute an Event of Default or any Lien for delinquent taxes or assessments, on or with respect to any of its property, whether real, personal or mixed, and whether now owned or hereafter acquired, or upon the income or profits therefrom, other than (a) the Deeds of Trust, (b) liens existing as of the Effective Date and set forth on Schedule 5.11 hereto, (c) deeds of trust against real properties owned by Borrower which are not subject to a Lien in favor of Agent for the benefit of the Banks and have not otherwise been pledged to the Agent for the benefit of the Banks, and (d) Liens which the Borrower is contesting diligently and in good faith by appropriate legal proceedings so long as the Borrower has posted a bond or other adequate security (as determined by the Agent in its reasonable discretion), and the property covered by such Lien is not in danger of being lost or forfeited by reason of foreclosure or otherwise. The foregoing provisions of this Section 5.11 shall not be construed to limit or impair (x) any more stringent requirements as to the Collateral to be included in the Borrowing base under the Section 2.20 above and the permissible Liens thereon, (y) any covenants or requirements contained in the Security Documents to be performed or observed by the Borrower regarding Liens, including those prohibiting further encumbrances of the Collateral, or (z) any financial covenants set forth in Section 5.21 hereof.

     5.12 ERISA. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the applicable provisions of ERISA and shall not, nor shall it cause, suffer or permit any of its Subsidiaries to, (a) take any action or permit any condition which would result in a termination of any single employer Plan, so as to result in any material liability to PBGC or to any trustee under Section 4042 or Section 4049 of ERISA, (b) engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which would subject the Borrower or any of its Subsidiaries to any material tax, penalty or other liability or (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived, involving any single employer Plan.

     5.13 Capital Expenditures. The Borrower shall submit to the Agent each year, within fifty (50) days of the end of the calendar year, a report in form and detail satisfactory to the Agent setting forth all capital expenditures with respect to each property and project owned by the Borrower on a property-by-property basis.

     5.14 Loans, Advances and Guaranties. Other than loans in the ordinary course of business between the Borrower and any Subsidiary, or between Subsidiaries, the Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries to make any loans or advances, or extend credit to any other Person; provided, however that the Borrower may make loans to its employees, not in excess of Two Million Dollars ($2,000,000) in principal amount at any one time outstanding, to allow those employees to purchase stock of the Borrower pursuant to its employee stock option plan. The Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries to, purchase the debt or equity of another Person except for savings accounts and certificates of deposit of the Banks, direct U.S. Government obligations and commercial paper issued by corporations within the top rating categories of Moody's Investors Service, Inc. or Standard & Poor's Corporation, provided that all such permitted investments shall mature within one (1) year of purchase.

     5.15 Investments. The Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries to make any investment in or acquire any interest in (a) any joint venture or partnership except for the Borrower's interest (as of June 6, 1996) in Pacific Gulf Inland Properties, L.P., a California limited partnership, whether by means of purchase or other acquisition of partnership or joint venture interests of such partnership or joint venture or by means of a loan, advance, capital contribution, guaranty or other debt or equity participation or interest, (b) any non-industrial real property, any non-apartment property, or any unimproved real property, other than the property located at 363 San Miguel Drive, Newport Beach, California or as may be permitted under Section 5.9, (c) investments prohibited pursuant to Section 5.14, or (d) any securities or bonds, mortgages, notes or other debt instruments (other than Cash Equivalents).

     5.16 Payments to Realty. The Borrower shall not, nor shall it cause, suffer or permit any of its Subsidiaries to, declare, pay or set apart any funds for the payment of any amounts to Realty, other than for the payment of dividends by the Borrower in compliance with Section 5.17.

     5.17 Dividends. The Borrower shall not (a) pay or set apart any funds for the payment of dividends during any four (4) consecutive fiscal quarters in excess of one hundred percent (100%) of the Funds Available for Distribution derived by the Borrower during such period, nor (b) repurchase or redeem any of its outstanding securities or Debentures, in each case other than to maintain the Borrower's REIT status or to avoid the imposition of federal income tax or excise tax on the Borrower or its Subsidiaries. The Borrower shall not declare, pay or set apart any funds for the payment of dividends so long as an Event of Default has occurred and is continuing other than as is necessary to maintain the Borrower's REIT status.

     5.18 Listing of Securities. The Borrower's common stock and Debentures shall remain listed on the New York Stock Exchange or the American Stock Exchange.

     5.19 Management. Without the Required Banks' written consent, which consent shall be communicated to the Borrower by the Agent and which communication the Borrower may reasonably rely upon without the need for independent verification from any other Bank, the Borrower shall not cause, suffer or permit Glenn L. Carpenter to cease serving as its Chief Executive Officer.

     5.20 Changes to Indenture. Without the Required Banks' written consent, which consent shall be communicated to the Borrower by the Agent and which communication the Borrower may reasonably rely upon without the need for independent verification from any other Bank, the Borrower shall not cause, suffer or permit any modifications to any of the terms or provisions of the Indenture or the Debentures.

     5.21 Financial Covenants.

          (a) The Borrower shall not permit the ratio of Total Indebtedness to Gross Asset Value to exceed seventy-five percent (75.0%) at any time prior to December 31, 1997 or seventy percent (70.0%) at any time thereafter.

          (b) The Borrower shall not permit the Interest Coverage Ratio computed for any preceding twelve-month (12-month) period to be less than 1.50:l.

          (c) The Borrower shall not permit the Fixed Charge Coverage Ratio computed for any preceding twelve (12) month period to be less than 1.35:1.0.

          (d) The Borrower shall not at any time permit Tangible Net Worth to be less than (i) $65,000,000 plus (ii) ninety percent (90%) of all Net Cash Proceeds derived from any offerings of equity securities of the Borrower and its Subsidiaries (including the Second Public Offering) occurring on or after June 6, 1996 and minus (iii) the amount by which cumulative dividends declared by the Borrower in all fiscal quarters ending after June 6, 1996 exceed cumulative Net Income during all fiscal quarters ending after June 6, 1996.

     5.22 Covenant to Indemnify Regarding Construction and Other Risks. The Borrower hereby indemnities, defends and holds the Agent, the Banks and their respective Affiliates, assignees, successors, officers, directors, employees and agents (collectively, the "Indemnified Parties") harmless from and against any and all Indemnified Costs (defined below) directly or indirectly arising out of or resulting from construction of any improvements on the Collateral, including any defective workmanship or materials; or any failure to satisfy any requirements of any laws, regulations, ordinances, governmental policies or standards, reports, subdivision maps or development agreements that apply or pertain to the Collateral; or breach of any representation or warranty made or given by the Borrower to any of the Indemnified Parties or to any prospective or actual buyer of all or any portion of the Collateral; or any claim or cause of action of any kind by any party that any Indemnified Party is liable for any act or omission of Indemnitor or any other person or entity in connection with the ownership, sale, operation or development of the Collateral. Upon demand by any Indemnified Party, the Borrower shall defend any investigation, action or proceeding involving any Indemnified Costs which is brought or commenced against any Indemnified Party, whether alone or together with the Borrower or any other person, all at the Borrower's own cost and by counsel to be approved by the Indemnified Party in the exercise of its reasonable judgment. In the alternative, any Indemnified Party may elect to conduct its own defense at the expense of the Borrower. As used in this Section, "Indemnified Costs" means all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Agent's and the Banks' respective counsel), including those incurred in connection with any repair or restoration work (whether of the Collateral or any other property), or any resulting damages, harm or injuries to the person or property of any third parties or to any natural resources. The foregoing indemnity shall not cover any Indemnified Costs which arise as the result of the gross negligence or willful misconduct of any Indemnified Party. Any Indemnified Parties who are not parties to this Agreement are also intended beneficiaries of this Section, as well as the Banks.

     5.23 Leasing. Except as otherwise approved by the Agent in writing, all leases of space in the Collateral (each, a "LEASE") shall be entered into with bona fide third party tenants that the Borrower reasonably determines following due investigation are financially capable of performing their obligations under such Lease, and shall reflect arms-length transactions at the then current market rate for comparable space. Borrower shall perform all obligations required to be performed by it as landlord under each Lease. Borrower shall not accept payment of more than one (1) month's rent in advance from any tenant, except for deposits in the nature of security deposits, cleaning deposits and first and last month's rental payments.

          (a) Special Covenants Applicable to Apartment Properties. With respect to Collateral constituting apartment projects, the Borrower shall not, without the prior written consent of the Agent (i) lease any apartment unit for other than residential purposes, or enter into Leases for any portion of the property other than Leases of apartment units or incidental retail space, or
(ii) enter into Leases of apartment units for a term (including any right of extension or renewal) exceeding twelve (12) months.

          (b) Delivery of Leasing Information and Documents. Borrower shall promptly deliver to the Agent such rent rolls, leasing schedules and reports, operating statements and other leasing information as the Agent from time to time may request. Borrower shall use commercially reasonable efforts to promptly obtain and deliver to Agent such subordination and attornment agreements from tenants as the Agent from time to time may require. In no event shall any approval by the Agent of a Lease be a representation of any kind with regard to the Lease or its enforceability, of the financial capacity of any tenant or Lease guarantor.

     5.24 Tenant Estoppels. Within five (5) business days of execution of any Applicable Industrial Lease (as defined below), the Borrower shall obtain and deliver to the Agent a Tenant Estoppel Certificate, substantially in the form of Exhibit "F" attached hereto, executed by each tenant under such Applicable Industrial Lease. As used herein, "APPLICABLE INDUSTRIAL LEASE" means any lease created or renewed, after April 18, 1995, which is for fifty thousand (50,000) square feet or more of the leaseable space of any of the Collateral which is industrial property.

     5.25 Asbestos Operations and Maintenance. Upon request of the Agent, within ninety (90) days after a real estate project has been accepted as Collateral hereunder, the Borrower shall, at its sole cost and expense, prepare and deliver to the

Agent for its approval an operation and maintenance program for the management and containment of asbestos-containing materials located at such project. Borrower shall operate the Collateral in accordance with said operation and maintenance program.

                                  ARTICLE VI.

                                    DEFAULTS

     6.1 Events of Default. If any of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing for any reason whatsoever:

          (a) The Borrower shall fail to pay when due any amount payable under this Agreement, the Note, any Security Documents or any Letter of Credit Application and Agreement and, in the case of any amount other than principal, such failure shall continue for five (5) Banking Days after the due date;

          (b) The Borrower shall fail to observe or perform any of the covenants contained in Sections 5.8, 5.9, 5.10, 5.11, 5.16, 5.17, 5.18, 5.19,
5.20 and 5.21;

          (c) The Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) or (b) above) or any other Loan Document, and that failure shall remain unremedied for thirty (30) days after the written notice of such failure has been given to the Borrower by the Agent, unless such failure is of such a nature that it cannot be cured within such thirty (30) day period and the Borrower commences action to cure such failure within such thirty (30) day period and thereafter diligently and continuously prosecutes such action to completion within ninety (90) days after written notice of such failure has been given to the Borrower by the Agent;

          (d) Any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

          (e) (i) The Borrower or any of its Subsidiaries shall default in the payment of principal or interest on (A) the Debentures or (B) any other Indebtedness the then outstanding principal balance of which exceeds One Million Dollars ($1,000,000) beyond the period of cure provided for by the terms of that Indebtedness, or (ii) any Indebtedness of the Borrower or any of its Subsidiaries is accelerated or not paid on the scheduled maturity date thereof; provided that this clause (ii) shall not apply to any acceleration resulting from the exercise of a "due on sale" clause by any such holder (or a trustee or representative on behalf of any such holder) so long as the Borrower or the appropriate Subsidiary pays the accelerated Indebtedness owing to holder immediately following the sale or transfer causing such acceleration;

          (f) A judgment or order for the payment of money of $1,000,000 or more in excess of applicable insurance coverage (such coverage being undisputed) shall be rendered against the Borrower or any of its Subsidiaries, and that judgment or order shall continue unsatisfied and unstayed for a period of thirty
(30) days;

          (g) Any final action (including condemnation of property) of any Governmental Authority shall have been taken which, in the opinion of the Majority Banks, will have a material adverse effect on the ownership, management, business, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries; provided that any such final action will not constitute an "Event of Default" hereunder if, within three (3) Banking Days of the earlier of (i) the date on which written notice of that final action is given by the Agent to the Borrower or (ii) the date on which the chief financial officer, chief executive officer or chief operating officer of the Borrower first obtained actual knowledge of that final action, the Borrower has paid to the Agent for the benefit of the Banks ratably the outstanding principal balance of, and all accrued interest owing on, the Note and has paid all other Obligations;.

          (h) (A) The Borrower or any of its Subsidiaries shall fail to pay when due an amount or amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC, to any trustee under Section 4042 or 4049 of ERISA, or to a Plan under Title IV of ERISA; (B) notice shall be given by any plan administrator to Affected Parties (as defined in Section 4001(A)(21) of ERISA of intent to terminate a Plan where such termination would constitute a "distress termination" under Title IV of ERISA; or (C) (i) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any of its subsidiaries to enforce Section 515 of ERISA, (ii) such proceeding shall not have been dismissed within thirty (30) days, and (iii) such proceedings are expected to result in a liability of the Company or its subsidiaries in excess of $1,000,000;

          (i) Any certificate, financial statement, report or other document furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which furnished;

          (j) The Borrower or any of its Subsidiaries (i) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or in the future in effect or seeking the appointment of a trustee (other than the trustee under the Borrower's pension or profit sharing plan), receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (ii) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) shall make a general assignment for the benefit of creditors, (iv) shall fail generally to pay its debts as they become due or (v) shall take any corporate action to authorize any of the foregoing;

          (k) An involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or in the future in effect or seeking the appointment of trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or in the future in effect; or

          (l)  An Event of Default occurs under the Unsecured Credit Agreement;

     Then, and in every such event, (1) in the case of any of the Events of Default specified in Section 6.1(j) or (k) above, the Loan Availability shall automatically be terminated and the Note and the principal of and accrued interest on the Loans and all other Obligations shall automatically become due and payable and (2) in the case of any other Event of Default specified in this
Section 6.1, the Majority Banks may by notice in writing delivered by Agent to the Borrower, terminate the Loan Availability, and it shall upon such notice be terminated, and the Majority Banks may by notice in writing delivered by the Agent to the Borrower, declare the Note and the principal of and accrued interest on the Loans and all other Obligations to be, and the same shall upon such notice forthwith become, due and payable; and the Agent shall at the request of, or may with the consent of, the Majority Banks exercise all of the Bank's rights and remedies under the Loan Documents and applicable law. In addition to all of its other rights and remedies under the Loan Documents, the Majority Banks acting through the Agent may, upon the occurrence of any Event of Default, require that the Borrower shall deposit cash in the Cash Collateral Account in an amount equal to the face amount of all outstanding Letters of Credit as of the date of the occurrence of the Event of Default, in the same fashion as set forth in Section 2.4(a)(iii) hereof, in which the Agent shall have and is hereby granted a security interest to secure all reimbursement obligations of the Borrower to the Issuing Bank arising in the event of a draw under any such outstanding Letters of Credit and to otherwise secure all Obligations owing to the Banks. The Borrower shall deposit the required amounts of cash into the Cash Collateral Account within two (2) Banking Days after demand by the Agent. Without limiting the foregoing, in the event that the Banks elect to declare the Note and the principal and accrued interest on the Loans and all other Obligations immediately due and payable in accordance with this
Section 6.1, then the Borrower shall immediately, without demand, deposit cash in the Cash Collateral Account in an amount equal to the face amount of all outstanding Letters of Credit as of the date of such declaration.

                                  ARTICLE VII.

                                   THE AGENT

     7.1 Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding anything to the contrary herein, the Issuing Bank shall act on behalf of the Banks with respect to the Letters of Credit (and all conditions precedent applicable to the issuance or extension thereof), until such time and except for so long as the Agent may elect by written notice to the Borrower and the Banks to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) for acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit as fully as if the term "Agent", as used in this Article VII, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

     7.2 Agent's Powers. Subject to the limitations set forth in this Agreement, the Agent's powers include but are not limited to the power: (i) to administer, manage and service the Secured Facility; (ii) to enforce the Loan Documents; (iii) to make all decisions under the Loan Documents in connection with the day-to-day administration of the Secured Facility, any appraisals or inspections required by the Loan Documents, and other routine administration and servicing matters; (iv) to collect and receive from the Borrower or any third persons all payments of amounts due under the terms of the Loan Documents and to distribute the amounts thereof to the Banks; (v) to collect and distribute or disburse all other amounts due under the Loan Documents; (vi) to grant or withhold consents, approvals or waivers, and make any other determinations in connection with the Loan Documents; and (vii) to exercise all such powers as are incidental to any of the foregoing matters. The Agent shall hold the Collateral in its name alone, as agent for the Banks. The Agent shall hold a complete set of the Loan Documents. The Agent shall furnish to the Banks copies of material documents, including confidential ones, received from the Borrower regarding the Secured Facility, the Loan Documents and the transactions contemplated thereby. The Agent shall have no responsibility with respect to the authenticity, validity, accuracy or completeness of the information provided.

     7.3 No Fiduciary Duty or Implied Obligations. Notwithstanding any provision to the contrary contained in any Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in the Loan Documents or, in the case of duties and responsibilities vis-a-vis the Banks, the Loan Documents and the Co-Lender Agreement, nor shall the Agent have any fiduciary relationship with any Bank, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document against the Agent.

     7.4 Co-Lender Agreement. The Borrower acknowledges that the Banks have executed a Co-Lender Agreement of even date herewith (the "Co-Lender Agreement") to supplement the Loan Documents with respect to the relationship of the Banks and the Agent among themselves in connection with the Secured Facility. The Co-Lender Agreement is not a Loan Document and the Borrower is not bound by the terms thereof.

     7.5  Resignation of Agent.

          (a) The Agent may, and at the request of the Majority Banks shall, resign as the Agent upon thirty (30) days' notice to the Borrower and the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent, which successor shall be subject to approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Borrower and the Banks, a successor agent which would qualify as an Eligible Assignee. Upon the acceptance of appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as the Agent shall terminate. The appointment of the successor agent shall become effective only upon the Borrower's receipt of written notice of the Majority Banks' appointment of the successor agent and the successor agent's acceptance of such appointment. After any retiring Agent's resignation hereunder as the Agent, the provisions regarding payment of costs and expenses and indemnification of the Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent.

          (b) Upon replacement of the Agent as provided in this Agreement, the former Agent shall promptly deliver to the new Agent an assignment of all beneficial interest in any Deeds of Trust and any other Security Documents (if before acquisition of the Collateral), or a quitclaim deed to and assignment of any Collateral (if after acquisition of the Collateral) and copies of any books, records, and documents related to the Secured Facility and the Collateral then in the former Agent's possession to which the Banks are entitled.

     7.6 No Interest in Agent's Other Property. A Bank which is not the Agent shall have no interest in any (i) property taken as security for any other loan or financial accommodation made or furnished to the Borrower by the Agent (in which such Bank has not acquired an interest); (ii) property now or hereafter in the Agent's possession or under the Agent's control other than by reason of the Loan Documents; or

(iii) deposits which may be or might become security for the Obligations by reason of the general description contained in any instrument not a Loan Document held by the Agent or by reason of any right of setoff, counterclaim, banker's lien or otherwise. If, however, such property shall actually be applied to the payment of amounts owing by the Borrower in connection with the Secured Facility, then each Bank shall be entitled to its Pro Rata Share, if any, of such application to the Secured Facility.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.1 Notices. All notices, requests, demands, directions and other communications provided for herein or in any other Loan Document must be in writing and must be personally delivered, mailed, telecopied or delivered by telex to the appropriate party at the address set forth below (or at such other address as may be designated by it in a written notice sent in accordance with this Section 8.1):

The Borrower:                             Pacific Gulf Properties Inc.
                                          363 San Miguel Drive, Suite 100
                                          Newport Beach, California 92660
                                          Attention:  Glenn L. Carpenter
                                          Telephone:  (714) 721-2700
                                          Telecopier:  (714) 721-2713

with copy to:                             Cox, Castle & Nicholson
                                          2049 Century Park East, Suite 2800
                                          Los Angeles, California  90067
                                          Attention:  John H. Kuhl, Esq.
                                          Telephone:  (310) 277-4222
                                          Telecopier:  (310) 277-7889

BofA as the Agent, the Issuing Bank       Bank of America, NT & SA
and a Bank:                               5 Park Plaza, Suite 500
                                          Irvine, California 92714-8524
                                          Attention: Ms. Michelle C. Johnson
                                          Telephone: (714) 260-5696
                                          Telecopier: (714) 260-5639

with copy to:                             Morrison & Foerster LLP
                                          555 West Fifth Street, Suite 3500
                                          Los Angeles, California  90013-1024
                                          Attention:  Thomas R. Fileti, Esq.
                                          Telephone:  (213) 892-5200
                                          Telecopier:  (213) 892-5454



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

Banks:                                    NBD Bank
                                          611 Woodward Avenue
                                          Detroit, Michigan  48226
                                          Attention: Terrence R. O'Neil
                                          Telephone:  (313) 225-3703
                                          Telecopier:  (313) 225-3939

                                          Dresdner Bank AG
                                          Los Angeles Agency
                                          333 South Grand Avenue, 17th Floor
                                          Los Angeles, California  90071
                                          Attention:  Sidney S. Jordan
                                          Telephone:  (213) 473-5400
                                          Telecopier:  (213) 627-3819

with a copy to:                           Stanley Farrar, Esq.
                                          Sullivan & Cromwell
                                          444 S. Flower Street, 12th Floor
                                          Los Angeles, California  90071
                                          Telephone:  (213) 955-8023
                                          Telecopier:  (213) 683-0459

     Any notice, request, demand, direction or other communication given by telecopier or telex must be confirmed within forty-eight (48) hours by letter mailed or delivered to the appropriate party at its address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication is given by mail it will be effective on the earlier of actual receipt or the third Banking Day after the day on which mailed; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered. Each party shall notify all other parties in writing within ten (10) days after a change in any of the addresses to which or the Persons to whom such notices are to be delivered. If any day on which any notice is given by any party is not a Banking Day, such notice shall be deemed to have been given on the next succeeding Banking Day.

     8.2 Copies of Notices. Whenever any party to this Agreement is required to give any notice, it shall do so in such number of copies as the Person entitled to the same shall reasonably request.

     8.3 No Waivers; Remedies Cumulative. No failure or delay by the Agent, the Banks or the Borrower in exercising any remedy, right, power or privilege under this Agreement, the Note, the Security Documents or any other Loan Document shall operate as a waiver of such remedy, right, power or privilege nor shall any single or partial exercise of such remedy, right, power or privilege preclude any other or further exercise of such remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. No remedy, right, power or privilege conferred upon or reserved to the Agent, the Banks or the Borrower by this Agreement, the Note or any Security Documents is intended to be exclusive of any other remedy, right, power or privilege provided or permitted by this Agreement, by such Note, the Security Documents, or by law, but each shall be cumulative and in addition to every other remedy, right, power or privilege so provided or permitted and each may be exercised concurrently or independently from time to time and as often as may be deemed expedient by any such Person.

     8.4  Amendments and Waivers.

          (a) Except as otherwise provided in Article V, no amendment or waiver of any provision of this Agreement or any Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent alone at the written request of the Majority Banks) and the Borrower, and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. However, no such waiver, amendment, or consent shall do any of the following unless it is in writing and signed by all the Banks and the Borrower, and acknowledged by the Agent:

               (i) Increase the Commitment Amount or the Pro Rata Share of any Bank;

               (ii) Postpone or delay any date fixed by this Agreement or any Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any one of them) hereunder or under any Loan Document;

               (iii) Reduce the rate of interest or (subject to subsection (b) below) any fees or other amounts payable in connection with the Loan;

               (iv) Change the voting percentage of the Commitment Amount or of the aggregate unpaid principal amount of the Loan which is required for the Banks, or any of them, to take any action hereunder;

               (v) Amend this or any provision requiring consent of all Banks for action by Agent; or

               (vi) Discharge any Guarantor, or release all or substantially all of the Collateral except as otherwise may be provided in the Loan Documents or except where only the consent of the Majority Banks is expressly required.


     No amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any Loan Document unless it is in writing and signed by the Agent in addition to the required number of Banks. Any amendment, supplement, modification, novation, waiver or consent shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same.

          (b) Any waiver or consent and any amendment, supplement, modification or novation entered into, executed and delivered in accordance with the provisions of Section 8.4(a) shall be binding upon each of the parties to this Agreement and the holder of the Note.

          (c) Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     8.5  Certain Taxes; Expenses

          (a) The Borrower shall pay or reimburse and shall indemnify and hold each Bank harmless from and against any present or future claim or liability for any registration, stamp, documentary or other similar taxes or charges and any penalties or interest with respect to such taxes or charges which might be imposed by any jurisdiction in which this Agreement, the Note or any other Loan Document is enforced or sought to be enforced on or in connection with the execution, delivery, performance, filing, registration or enforcement (or attempted the enforcement) of, or any transaction in connection with, this Agreement the Note and the other Loan Documents.

          (b) The Borrower shall pay for or reimburse and shall indemnify and hold each Bank harmless from and against any and all costs and expenses (including reasonable attorneys' fees and expenses) of enforcing or preserving any rights created by this Agreement, the Note and the other Loan Documents.

          (c) The Borrower shall pay for or reimburse and shall indemnify and hold the Bank and each of its officers, directors, shareholders, employees, agents, attorneys-in-fact and Affiliates harmless from and against any and all losses, liabilities, penalties, actions, suits, judgments, demands, damages, costs and expenses (including reasonable attorneys' fees and expenses and the allocated costs for services of in-house counsel) of any nature arising from or relating to the transactions contemplated by, and the use of funds pursuant to, this Agreement, the Note and the other Loan Documents, except for any losses, liabilities, penalties, actions, suits, judgments, demands, damages, costs and expenses resulting from the gross negligence or willful misconduct of such indemnified persons.

          (d) Whether or not the transactions contemplated herein shall be consummated, the Borrower shall promptly pay (i) all the actual costs and expenses incurred by the Agent in connection with the preparation of this Agreement, the Note and the other Loan Documents, all the actual costs of furnishing all opinions by counsel for the Borrower (including without limitation any opinions requested by the Bank as to any legal matters) and all the actual costs of the Borrower's performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with; (ii) all the actual fees, expenses and disbursements of counsel to the

Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of this Agreement, the Note and the other Loan Documents; (iii) all other actual out-of-pocket expenses incurred by the Agent in connection with the negotiation, preparation, execution and administration of this Agreement, the Note and the other Loan Documents; and
(iv) after the occurrence of an Event of Default, all the actual costs and expenses (including attorneys' fees of outside counsel, allocated costs of internal counsel and costs of settlement) incurred by the Agent and the Banks in enforcing any Obligations or in collecting any payments due from the Borrower hereunder or under the Note or any other Loan Document by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or incident to any insolvency or bankruptcy proceedings. All such amounts shall be payable within ten (10) days of receipt by the Borrower of an invoice therefor. Furthermore, if the Borrower fails to do any act or thing which it has covenanted to do herein or in any other Loan Document or if any representation or warranty of the Borrower herein or therein is breached, the Banks, acting through the Agent, may (but shall not be obligated to) do any such act or thing or cause any such act or thing to be done to remedy that failure or breach, and there shall be added to the Obligations the cost or expense incurred by the Banks in so doing. All amounts expended or incurred by the Banks in taking any such action shall be repayable to the Bank upon demand therefor and shall bear interest at the Reference Rate plus five percent (5%) from the date advanced to the date of repayment.

          (e) The agreements contained in this Section 8.5 shall survive the termination of this Agreement.

     8.6  Binding Effect; Assignment.

          (a) This Agreement shall be binding upon and inure to the benefit of each party to this Agreement and their respective successors and assigns. Except as specifically permitted in this Agreement, the Borrower shall not have the right to assign any of its rights or obligations under this Agreement.

          (b) A Bank (for the purposes of this Section 8.6, the "Assignor") may, at any time, assign and delegate to one or more Eligible Assignees (each, for the purposes of this Section 8.6, an "Assignee") any ratable part of the Loans, the Commitment Amount and the other rights and obligations of the Bank under the Loan Documents, in a minimum amount of Five Million Dollars ($5,000,000) and in increments of One Million Dollars ($1,000,000) thereafter; provided, however, that except as provided in Section 8.6(f) below, in no event shall the Assignor assign more than forty-nine percent (49%) of its initial Pro Rata Share of the Secured Facility; and, provided further, notwithstanding anything to the contrary in Section 8.6(c) below, the Borrower may continue to deal solely and directly with the Assignor in connection with the interest so assigned to Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee shall have been given to the Borrower by the Assignor and (ii) the Assignor, the Assignee and the other Banks shall have executed and delivered to the Borrower an Assignment and Acceptance in a form acceptable to the Assignor and the Agent ("Assignment and Acceptance") identifying the Pro Rata Share acquired by the Assignee and the Pro Rata Share, if any, retained by the Assignor. Notwithstanding the foregoing, BofA agrees that it, together with its Affiliates, will in the aggregate retain no less than a twenty-five percent (25%) interest in the Commitment Amount.

          (c) From and after the date the Assignor and the other Banks have received and executed the Assignment and Acceptance (and such Assignment and Acceptance has been executed by the Assignee), the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the Assignor under the Loan Documents, and the Assignor shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (d) Except as provided in Section 2.4, no Bank shall be permitted to sell participating interests in the Secured Facility.

          (e) A Bank may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank.

          (f) Subject to the provisions of this Section 8.6, NBD Bank shall have a one-time right to assign its entire Pro Rata Share to an Affiliate.

     8.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as it the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument. Complete sets of executed counterparts shall be delivered to the Borrower, the Agent and each of the Banks.

     8.8 Governing Law and Choice of Forum. This Agreement and the Note and the rights and duties of the parties to this Agreement and the Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed within the State of California. Any arbitration, reference, or litigation brought under this Agreement or the Note shall be brought in the state or federal courts sitting in Los Angeles or Orange County, California and the Borrower hereby waives any claim or defense that such forum is not convenient or proper (except that foreclosure actions and other actions brought with respect to Collateral located outside of California or outside of Los Angeles or Orange County may be maintained in the appropriate forums in the states or counties where such Collateral is located).

     8.9 Agreement Supersedes. This Agreement supersedes all previous negotiations, loan applications, and other understandings relating to the subject matter of this Agreement or any other modification of the terms of the Amended and Restated Credit Agreement; provided, however, that the foregoing clause shall not be construed to modify or waive in any way the provisions of, or any of BofA's or the Borrower's rights or remedies under, the Amended and Restated Credit Agreement, as amended, or any other agreement related thereto, until such time as this Agreement and all other documents required to be delivered hereunder have been executed and delivered by the party or parties thereto and all conditions precedent to the effectiveness thereof have been satisfied or waived in writing.

     8.10 Headings; Table of Contents. The article, section and subsection headings and the Table of Contents to this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

     8.11 Waiver of Notice; Termination of Agreement. The Borrower by executing this Agreement, waives any right it might otherwise have to require notice or acceptance by any other Person of its obligations or liabilities under this Agreement which are unconditional and absolute and waives diligence, presentment, demand of payment, protest or notice with respect to any of the obligations of the Borrower under this Agreement, the Note and the other Loan Documents and with respect to any action under Section 6.1 and all other notices and demands whatsoever, except as specifically provided for in this Agreement. If this Agreement shall be terminated in whole or in part by operation of law or for any reason whatsoever other than in accordance with its terms, the Borrower shall nevertheless be obligated to pay amounts equal to amounts payable by it at the time such amounts would have become due and payable by it in accordance with the terms of this Agreement, the Note and the other Loan Documents had this Agreement not been so terminated.

     8.12 Survival of Representations and Warranties. All representations and warranties made in this Agreement and in any certificate or other document delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and such certificate or other document.

     8.13 Severability. Any provision of this Agreement or any Note or any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Note, or any Loan Document and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.14 Confidential Information. Upon notification in writing by the Borrower to the Agent and the Banks that certain specified financial data and information furnished to the Agent or any Bank relating to the Borrower are confidential, each Bank shall, insofar as it is legally possible, use its reasonable efforts to keep in confidence all such data and information; provided, however, that (i) this Section 8.14 shall not be applicable to data and information otherwise disseminated to the public;
(ii) such Bank may comply with any Applicable Law requiring disclosure of such data and information; (iii) such Bank may disclose such data and information to any transferee or prospective transferee of any part of such Bank's interest in the Loans or this Agreement which has agreed to hold such data and information confidential in accordance with this Section 8.14; and (iv) each Bank may disclose such data and information to its accountants, auditors, attorneys and other Persons whether in its employ, acting on its behalf, or engaged on an independent basis, insofar as disclosure of such data and information is necessary to enable such Persons to properly perform and discharge their duties and functions to such Bank (provided that such Bank will use reasonable efforts to request that such Persons keep such data and information confidential [but in no event shall the Bank have any obligation to obtain any written agreement or acknowledgment from such Persons to keep such data and information confidential]). No Bank shall be responsible or liable to the Borrower for any breach of this Section 8.14 by any other Person described in subparagraph (iv) above who is not an employee of such Bank.

     8.15 Reference and Arbitration.

          (a) Judicial Reference. In any judicial action between or among the parties, including but not limited to any action or cause of action arising out of or relating to this Agreement, the Note, the Security Documents or any other Loan Document or based on or arising from an alleged tort, all decisions of fact and law shall at the request of any party be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The parties shall designate to the court a referee or referees selected under the auspices of the American Arbitration Association ("AAA") in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

          (b) Mandatory Arbitration. After all Deeds of Trust have been released, fully reconveyed, or extinguished, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement, the Note, the Security Documents or any other Loan Document and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (c)  Real Property Collateral. Notwithstanding the provisions of
Section 8.15(b), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to any of the Banks which is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in Section 8.15(a).

          (d) Provisional Remedies, Self-Help and Foreclosure. No provision of this Section 8.15 shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Banks' option, foreclosure under a Deed of Trust may be accomplished either by exercise or power of sale under the Deed of Trust or by judicial foreclosure.

          (e) Attorneys' Fees. In any arbitration or other proceeding relating to this Agreement or any other Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees (including the allocated cost of in-house counsel), costs and expenses.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         "BORROWER"

                         PACIFIC GULF PROPERTIES INC.,
                         a Maryland corporation


                         By: /s/ DONALD G. HERRMAN
                            ----------------------------------
                         Donald G. Herrman, EVP
                         -------------------------------------
                                  [Printed Name and Title]



                         "AGENT"

                         BANK OF AMERICA NATIONAL
                         TRUST AND SAVINGS ASSOCIATION,
                         a national banking association


                         By:
                            ----------------------------------

                         -------------------------------------
                                  [Printed Name and Title]


                         "BANKS"

                         BANK OF AMERICA NATIONAL
                         TRUST AND SAVINGS
                         ASSOCIATION, a national
                         banking association, as a
                         Bank and as the Issuing
                         Bank

                         By:
                            ----------------------------------

                         -------------------------------------
                                  [Printed Name and Title]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         "BORROWER"

                         PACIFIC GULF PROPERTIES INC.,
                         a Maryland corporation


                         By:
                            ----------------------------------

                         -------------------------------------
                                  [Printed Name and Title]



                         "AGENT"

                         BANK OF AMERICA NATIONAL
                         TRUST AND SAVINGS ASSOCIATION,
                         a national banking association


                         By:  /s/ ELENA B. BENNETT
                            ----------------------------------
                         Elena B. Bennett, Vice President
                         -------------------------------------
                                  [Printed Name and Title]


                         "BANKS"

                         BANK OF AMERICA NATIONAL
                         TRUST AND SAVINGS
                         ASSOCIATION, a national
                         banking association, as a
                         Bank and as the Issuing
                         Bank

                         By:  /s/ ELENA B. BENNETT
                            ----------------------------------
                         Elena B. Bennett, Vice President
                         -------------------------------------
                                  [Printed Name and Title]

                         DRESDNER BANK AG, New York Branch
                         and Grand Cayman Branch


                         By: /s/ THOMAS J. NADRAMIA
                            ----------------------------------
                         Thomas J. Nadramia, Vice President
                         -------------------------------------
                                  [Printed Name and Title]


                         By:  /s/ JOHN W. SWEENEY
                            ----------------------------------
                         John W. Sweeney, Assistant Vice President
                         -------------------------------------
                                  [Printed Name and Title]



                         NBD BANK, a Michigan banking corporation


                         By:
                            ----------------------------------

                         -------------------------------------
                                  [Printed Name and Title]

                         DRESDNER BANK AG, New York Branch
                         and Grand Cayman Branch


                         By:
                            ----------------------------------

                         -------------------------------------
                                  [Printed Name and Title]


                         By:
                            ----------------------------------

                         -------------------------------------
                                  [Printed Name and Title]



                         NBD BANK, a Michigan banking corporation


                         By: /s/ J. RICHARD SCHOELCH
                            ----------------------------------
                         J. RICHARD SCHOELCH, FIRST VICE PRESIDENT
                         -------------------------------------
                                  [Printed Name and Title]

                                  EXHIBIT "A"

                           REVOLVING PROMISSORY NOTE

$65,000,000                                          Newport Beach, California
                                                     August __, 1996

        For value received, the undersigned PACIFIC GULF PROPERTIES, INC., a Maryland corporation ("Borrower"), promises to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent for the benefit of the Banks described below ("Payee"), under that certain Syndicated Revolving Credit Agreement (Secured Facility), dated as of August __, 1996 (the "Credit Agreement"), by and among Borrower, Payee and the other banks party thereto (each, a "Bank"), at Payee's office in Irvine, California, or at such other place as may be designated in writing by Payee, the principal sum of Sixty-Five Million and No/100 Dollars ($65,000,000.00), or if less than such principal amount is outstanding hereunder, the aggregate unpaid principal balance of this Note (payable as specified below), with interest thereon (a) in the case of borrowings which constitute LIBO Rate Loans, at a rate equal to the Adjusted LIBO Rate for each Interest Period of such loan plus one and three-quarters percent (1.75%) per annum and (b) in the case of borrowings which constitute Reference Rate Loans, at a rate equal to the Reference Rate plus one-quarter of one percent (0.25%) per annum; provided that during the Term-out Option Period the applicable interest rates for LIBO Rate Loans and Reference Rate Loans shall increase by one-quarter of one percent (0.25%) per annum as set forth in
Section 2.6 of the Credit Agreement. All computations of interest shall be based upon a three hundred and sixty-day (360-day) year and charged on the basis of actual days elapsed. Except as otherwise specified in the Credit Agreement, all or any portion of the principal of this Note may be borrowed, repaid and reborrowed from time to time prior to the Revolving Maturity Date as provided in the Credit Agreement. All capitalized terms used herein shall have the same meanings as set forth in the Credit Agreement unless otherwise defined herein.

        This Note is issued in replacement of, and substitution for, that certain Amended and Restated Revolving Promissory Note dated May 30, 1996, made by Borrower in favor of Bank of America National Trust and Savings Association, a national banking association, which Amended and Restated Revolving Promissory Note was made in connection with that certain Amended and Restated Revolving Credit Agreement (Secured Facility), dated as of May 30, 1996, by and between the Bank and the Borrower.

        The outstanding principal amount owing hereunder is subject to mandatory prepayment as provided in Article 2 of the Credit Agreement. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Revolving Maturity Date; provided that if Borrower elects to exercise the Term-out Option under Section 2.5(c) of the Credit Agreement, the principal shall be repaid in quarterly payments each in an amount equal to one-eightieth

(1/80th) of the aggregate amount of Advances outstanding as of the Term-out Commencement Date, which payments shall be payable quarterly on the last Banking Day of each calendar quarter (beginning on the last Banking Day of the calendar quarter during which the Term-out Commencement Date occurs). The Credit Agreement contains provisions concerning the acceleration of the Revolving Maturity Date upon the happening of certain stated events. Interest shall be payable on the Interest Payment Date.

        In the event that any amounts are not paid within five (5) days from the date due hereunder or under the Credit Agreement (collectively, "Overdue Amounts"), such Overdue Amounts shall bear interest until paid in full at a fluctuating rate per annum (based upon a three hundred and sixty-day (360-day) year and charged on the basis of actual days elapsed) equal to three percent (3.0%) in excess of the Reference Rate.

        This Note is entered into pursuant to the Credit Agreement and is the Note described therein. This Note is a Loan Document as defined in the Credit Agreement. No reference herein to the Credit Agreement and no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed. Payee will make notations on either Schedule A or Schedule B, attached hereto, as appropriate, of all borrowings hereunder and of the other information provided for on such schedules, which notations shall constitute prima facie evidence of the accuracy of the information noted; provided, however, that the failure to make any such notation shall not limit or otherwise affect the obligations of the undersigned or the rights of the Payee hereunder or under the Credit Agreement.

        If an Event of Default shall occur under the Credit Agreement, then the Payee may, at its sole option, declare all sums owing under this Note immediately due and payable.

        Whenever any payment on this Note shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in the computation of the payment of interest of this Note.

        Borrower agrees to pay all costs and expenses, including without limitation, attorneys' fees incurred by the holder or any Bank in connection with the enforcement of this Note or the protection or preservation of any rights of the holder hereunder as provided in the Credit Agreement.

        No single or partial exercise of any power hereunder or under the Credit Agreement shall preclude other or further exercise thereof or the exercise of any other power. No previous waiver and no delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. The release of any party liable on this Note shall not operate to release any other party liable hereon. The acceptance of any amount due and payable hereunder shall not operate as a waiver with respect to any other amount then owing and unpaid. A waiver of any term of this Note must be made in writing and shall be limited to the express written terms of such waiver.

        Presentment, demand, protest, notices of protests, dishonor and nonpayment of this Note and all notices of every kind are hereby waived by all parties to this Note, whether the undersigned, principal, surety, guarantor or endorser. To the extent permitted by applicable law, the defense of the statute of limitations is hereby waived by the undersigned.

        Principal and interest evidenced hereby are payable only in lawful money of the United States.

        Until notified in writing of the transfer of this Note, Borrower shall be entitled to deem Payee or such other Person who has been so identified by the transferor of this Note in writing to Borrower as the holder of this Note, as the owner and holder of this Note.

        Time is of the essence with respect to every provision hereof.

        This Note shall be construed by and enforced in accordance with the laws of the State of California, except to the extent that federal laws preempt the laws of the State of California, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within Los Angeles or Orange County, State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

                                        "BORROWER"

                                        PACIFIC GULF PROPERTIES INC., a
                                        Maryland corporation


                                        By:
                                            ------------------------------------

                                            ------------------------------------
                                                  [Printed Name and Title]

                               SCHEDULE A TO NOTE

                        LOANS AND PAYMENTS OF PRINCIPAL
                             (Reference Rate Loans)

--------------------------------------------------------------------------------
           Amount of Loan        Amount of
                 or of       Principal Paid or
            Redesignation      Redesignated
            from another     into another type  Unpaid Principal   Notation Made
  Date      type of loan          of loan           Balance             by
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                               SCHEDULE B TO NOTE

                        LOANS AND PAYMENTS OF PRINCIPAL
                               (LIBO Rate Loans)

--------------------------------------------------------------------------------
           Amount of Loan        Amount of
                 or of       Principal Paid or
            Redesignation      Redesignated
            from another     into another type  Unpaid Principal   Notation Made
  Date      type of loan          of loan           Balance             by
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                  EXHIBIT "B"

                   EXISTING COLLATERAL AND COLLATERAL VALUES


Vista Distribution Center                                       $12,500,000
1205-1225 Park Center Drive
Vista, California

Garden Grove Industrial Center                                   $8,550,000
7446-7472 Orangewood Avenue
7361-7471 Doig Drive
Garden Grove, California

Golden West Industrial Park                                      $9,000,000
9320-9500 Seventh Street
Rancho Cucamonga, California

Heatherwood Apartments                                          $12,510,000
27314 24th Place South
Federal Way, Washington

Hoover Business Center                                           $6,900,000
12600-12714 Hoover Street
7643-7725 Garden Grove Boulevard
Garden Grove, California

---------------------------------------------------------------------------
Total Collateral Pool Value                                     $49,460,000

                                  EXHIBIT "C"

             APPLICATION AND AGREEMENT FOR STANDBY LETTER OF CREDIT
             ------------------------------------------------------

                                                      Application and Agreement
[BANK OF AMERICA LOGO]                             for Standby Letter of Credit
-------------------------------------------------------------------------------

* This Letter of Credit shall be issued pursuant to and in connection with that certain Amended and Restated Revolving Credit Agreement, dated as of May __, 1996, by and between Pacific Gulf Properties, Inc. and Bank of America National Trust and Savings Association (the "Credit Agreement"), and is subject to the terms thereof. The provisions of this Application and Agreement for Standby Letter of Credit appearing on this page have been stricken because there are analogous provisions of the Credit Agreement which are controlling. Without limiting the foregoing, draws under this Letter of Credit shall bear interest at the rates specified in Section 2.7 of the Credit Agreement with respect to Overdue Amounts.

                                  EXHIBIT "D"

                     REQUEST FOR ADVANCE, LETTER OF CREDIT
                       OR CONVERSION/CONTINUATION OF LOAN

        Reference is hereby made to that certain Syndicated Revolving Credit Agreement (Secured Facility), dated as of August __, 1996 (which agreement, as it may be modified, supplemented, extended, renewed or replaced, is herein referred to as the "Credit Agreement"), by and among Pacific Gulf Properties Inc., a Maryland corporation (the "Borrower"), as the borrower, Bank of America National Trust and Savings Association, a national banking association, as the Agent ("Agent"), the Issuing Bank ("Issuing Bank") and as a Bank, and the other Banks party thereto (collectively, the "Banks". All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

        [NOTE: SELECT APPROPRIATE PARAGRAPH CORRESPONDING TO REQUEST AND COMPLETE.]

        [THE BORROWER HEREBY REQUESTS THAT THE BANKS MAKE AN ADVANCE TO IT PURSUANT TO SECTION 2.2 OF THE CREDIT AGREEMENT. THE BORROWER REQUESTS THAT SUCH ADVANCE BE A [REFERENCE RATE LOAN] [LIBO RATE LOAN WITH AN INITIAL INTEREST PERIOD OF __ MONTHS.] The principal amount of the Advance requested is $____ and the date on which the requested Advance is to be made is _____, which is a Banking Day. The general purpose for which the requested Advance will be used is ________________. The proceeds of the Advance should be [(DEPOSITED INTO ACCOUNT NO. _____ MAINTAINED AT __________________________]
[(transferred to the Borrower by means of a federal wire transfer of immediately available funds pursuant to the following instructions: ________
____________________________________________________________________________
_________________________________________________________________________.]]

        [PURSUANT TO SECTION 2.3 OF THE CREDIT AGREEMENT, THE BORROWER HEREBY REQUESTS THAT THE BANKS CONVERT THAT CERTAIN [(REFERENCE RATE LOAN MADE ON ____________________ IN THE ORIGINAL PRINCIPAL AMOUNT OF $____________ INTO A LIBO RATE LOAN WITH AN INITIAL INTEREST PERIOD OF __ MONTHS] [(LIBO RATE LOAN MADE ON ______________ IN THE ORIGINAL PRINCIPAL AMOUNT OF $____________ INTO A REFERENCE RATE LOAN] ON WHICH _________________________, IS A BANKING DAY.]

        [PURSUANT TO SECTION 2.3 OF THE CREDIT AGREEMENT, THE BORROWER HEREBY REQUESTS THAT THE BANKS CONTINUE THAT CERTAIN LIBO RATE LOAN MADE ON ________ _____IN THE ORIGINAL PRINCIPAL AMOUNT OF $____________ FOR AN INTEREST PERIOD OF __ MONTHS UPON THE EXPIRATION OF THE EXISTING INTEREST PERIOD.]

        [PURSUANT TO SECTION 2.4 OF THE CREDIT AGREEMENT, THE BORROWER HEREBY REQUESTS THAT THE ISSUING BANK ISSUE A LETTER OF CREDIT IN THE AMOUNT OF

$ _________________ NAMING _______________ AS THE BENEFICIARY AND HAVING A TERM OF _____________ ON _______________, WHICH IS A BANKING DAY. THE GENERAL PURPOSE FOR WHICH SUCH LETTER OF CREDIT WILL BE USED IS _____________________.]

        In connection with the foregoing, the Borrower hereby certifies to the Agent and the Banks that:

        1. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on the date the Advance is to be made, the Letter of Credit is to be issued or the Loan is to be continued or converted, as applicable, after giving effect to that Advance or Letter of Credit with the same effect as though such representations and warranties had been made on and as of that date (except to the extent that such representations and warranties expressly relate to an earlier date; and except that it is understood that the representations contained in Sections 4.4(b), 4.5 and 4.13 do not need to be currently true for the undersigned to continue a LIBO Rate Loan or convert a Reference Rate Loan to a LIBO Rate Loan);

        2. On the date the Advance is made, the Letter of Credit is issued or the Loan is continued or converted, as applicable, and after giving effect to that Advance or Letter of Credit, the Borrower will be in compliance in all material respects with all covenants set forth in the Credit Agreement on its part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing or would result from that Advance or Letter of Credit; and

        3. As of the date of this Request, (i) the total amount of the Borrowing Base is $_________ (as shown on the attached detailed calculation),
(ii) the total amount of Advances (excluding the Advance requested hereby) outstanding is $_______________ and (iii) the total amount of Letter of Credit obligations outstanding is $___________________.

        IN WITNESS WHEREOF, the undersigned has caused this Request for Advance, Letter of Credit or Conversion/Continuation to be executed this __ day of __________________, 199_.

                                        PACIFIC GULF PROPERTIES INC., a
                                        Maryland corporation



                                        By:
                                           -------------------------------

                                        ----------------------------------
                                             [Printed Name and Title]

                                   EXHIBIT "E"

                       REQUEST FOR BORROWING BASE INCREASE


     Reference is made to that certain Syndicated Revolving Credit Agreement (Secured Facility) (the "Agreement"), dated as of August __, 1996, by and among Pacific Gulf Properties Inc., a Maryland corporation (the "Borrower"), Bank of America National Trust and Savings Association, a national banking association, as the Agent ("Agent") and as a Bank, and the other Banks party thereto (collectively, the "Banks"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

     Pursuant to Section 2.20 of the Agreement, the Borrower hereby requests that the following real property (herein, the "Property") be accepted as Collateral and added to the Borrowing Base:

          (a) Description of Property: __________________________
     ____________________________________ [Improvements, acreage, etc.] in the
     City of __________________, County of __________________, State of
     _____________________.

          (b) Description of Entitlements: [zoning; occupancy permits, etc.]
     _______________________________________________________________________
     _______________________________________________________________________.

          (c) Description of Any Needed Tenant Improvement, Maintenance or Refurbishment Work: ___________________________________________________
     _______________________________________________________________________.

          (d) Known Environmental/Due Diligence Issues:
     ________________________________________________________________________
     _______________________________________________________________________.

     To induce the Banks to accept the Collateral described above, the undersigned represents, warrants and certifies to the Agent and each of the Banks that:

          (a) As of the date of this Request, (i) the total amount of the Borrowing Base is $______________, (ii) the total amount of Advances outstanding is $______________, and (iii) the total amount of Letter of Credit Obligations outstanding is $_______________.

          (b) The representations and warranties of the Borrower set forth in the Agreement are true and correct in all material respects.

     (c) The Property is in conformity with all requirements of the Agreement.

Dated: __________________, 199__.

                                    PACIFIC GULF PROPERTIES INC.,
                                    a Maryland corporation



                                    By:___________________________________
                                            [Printed Name and Title]

                                   EXHIBIT "F"
                           TENANT ESTOPPEL CERTIFICATE



To:      Bank of America National Trust
              Savings Association, as Agent
              ("Agent") for the Banks (the
              "Banks") party to that certain
              Syndicated Revolving Credit
              Agreement (Secured Facility)
              dated as of August __, 1996
         5 Park Place, Suite 500
         Irvine, California  92714-8524
         Attention:  Ms. Edie Messerschmidt


Re:      Lease Dated:               ____________________________________________
         Current Landlord:          ____________________________________________
         Current Tenant:            ____________________________________________
         Square Feet:               Approximately ______________________________
         Floor(s):                  ____________________________________________
         Located at:                ____________________________________________



     ___________________________________ ("Tenant") hereby certifies that as of
_______________, 199__:

          1. Tenant is the present owner and holder of the Tenant's interest under the lease described in Exhibit A (as it may be amended to date, the "Lease") with ____________________ ___________________________________________
as Landlord (who is called "Borrower" for purposes of this Certificate). (USE THE NEXT SENTENCE IF THE LANDLORD OR TENANT NAMED IN THE LEASE IS A PREDECESSOR TO THE CURRENT LANDLORD OR TENANT.) [The original landlord under the Lease was _________________ __________________________.] The Lease covers the premises commonly known as _______ ______________________________ (the "Premises") in the
building (the "Building") at the address set forth above.

          2. (a) A true, correct and complete copy of the Lease (including all modifications, amendments, supplements, side letters, addenda and riders of and to it, and all guaranties thereof) is attached to this Certificate as Exhibit B.]

                           (b) (IF APPLICABLE) [The Lease provides that in addition to the Premises, Tenant has the right to use or rent _____________ [assigned/unassigned] parking spaces near the Building or in the garage portion of the Building during the term of the Lease.]

                           (c) The term of the Lease commenced on
         _________________, 19__ and will expire on _______________________,
         19__, including any presently exercised option or renewal term. (CHOOSE ONE OF THE FOLLOWING TWO SENTENCES.) [Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking (IF APPLICABLE) [other than that specified in Section (b) above].] [Except as specified in Paragraph(s) ___________ of the Lease, Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking (IF APPLICABLE) [other than that specified in Section 2(b) above].]

                  (CHOOSE ONE OF THE FOLLOWING SECTION 2(D)S.)

                           [(d) Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.]

                           [(d) Except as specified in Paragraph(s) ___________ of the Lease, Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). Except for the foregoing, Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.]

                           (e) The annual minimum rent currently payable under the Lease is $___________ and such rent has been paid through _____________________, 19__.

                           (f) (IF APPLICABLE) [Additional rent is payable in accordance with Paragraph(s) __________ of the Lease for (i) operating, maintenance or repair expenses, (ii) property taxes, (iii) consumer price index cost of living adjustments, or (iv) percentage of gross sales adjustments (i.e., adjustments made based on underpayments of percentage rent). Such additional rent has been paid in accordance with Borrower's rendered bills through ____________, 19__. The base year amounts for additional rental items are as follows: (1) operating, maintenance or repair expenses $______________, (2) property taxes $____________, and (3) consumer price index ____________ (please indicate base year CPI level).]

                           (g) Tenant has made no agreement with Borrower or any agent, representative or employee of Borrower concerning free rent, partial rent, rebate of rental payments or any other similar concession (IF APPLICABLE) [except as expressly set forth in Paragraph(s) ___________ of the Lease].

                           (h) Borrower currently holds a security deposit in the amount of $___________ which is to be applied by Borrower or returned to Tenant in accordance with Paragraph(s) ___________ of the Lease. Tenant acknowledges and agrees that neither Agent nor the Banks shall have any responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Agent or any of the Banks.

                  3. (a) The Lease constitutes the entire agreement between Tenant and Borrower with respect to the Premises, has not been modified, changed, altered or amended and is in full force and effect in the form attached as Exhibit B. There are no other agreements, written or oral, which affect Tenant's occupancy of the Premises.

                           (b) All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

                           (c) To the best knowledge of Tenant, no party is in default under the Lease. To the best knowledge of Tenant, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.

                           (d) The interest of Tenant in the Lease has not been assigned or encumbered. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.

                  4. All contributions required to be paid by Borrower to date for improvements to the Premises have been paid in full and all of Borrower's obligations with respect to tenant improvements have been fully performed. Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.

                  5. Neither Tenant nor any guarantor of Tenant's obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

                  6. (a) As used here, "Hazardous Substance" means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is similarly designated, classified or regulated, under any federal, state or local law, regulation or ordinance.

                     (b) Tenant represents and warrants that it has not used, generated, released, discharged, stored or disposed of any Hazardous Substances on, under, in or about the Building or the land on which the Building is located, other than Hazardous Substances used in the ordinary and commercially reasonable course of Tenant's business in compliance with all applicable laws. Except for such commercially reasonable use by Tenant, Tenant has no actual knowledge that any Hazardous Substance is present, or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land.

                  7. Tenant hereby acknowledges that Borrower (CHOOSE ONE) [intends to encumber/has encumbered[ the property containing the Premises with a deed of trust (the "Deed of Trust") in favor of Agent for the benefit of the Banks. Tenant acknowledges the right of Borrower, Agent, the Banks and any and all of Borrower's present and future lenders to rely upon the statements and representations of Tenant contained in this Certificate and further acknowledges that any loan secured by the Deed of Trust or further deeds of trust will be made and entered into in material reliance on this Certificate.

                  8. As used in this paragraph, "Transferee" means Agent or any other person or entity who acquires title to the Premises pursuant to foreclosure of the Deed of Trust, and their respective successors and assigns. Tenant shall attorn to any Transferee and pay all rent and perform all obligations under the Lease to such Transferee. Such attornment shall be effective and self-operative without notice and without the execution of any further documents, provided that Tenant shall, upon the written request of such Transferee, promptly confirm such attornment in writing. Transferee shall not be liable for any default of any prior landlord under the Lease, and Tenant shall not assert any claim or offset against Transferee that it may have had against any prior landlord under the Lease. Transferee shall not be bound by any amendments to the Lease not identified in this Certificate or consented to in writing by Agent or any subsequent holder of the Deed of Trust.

                  9. Tenant hereby agrees to furnish Agent with such other and further estoppels as Agent may reasonably request.

                                    "TENANT"


                                    -------------------------------


                                    By:
                                      ----------------------------
                                    Name:
                                         --------------------------
                                    Title:
                                          -------------------------

                                    EXHIBIT B


                        COPY OF LEASE AND ANY GUARANTIES



             (Attach copies of all documents described in Exhibit A)

                                  EXHIBIT "G"

                                 LEGAL OPINION
                                 -------------

                                   EXHIBIT "H"

                             BORROWER'S CERTIFICATE


                  Pursuant to Section 3.1(a)(vii) of that certain Syndicated Revolving Credit Agreement (Secured Facility), dated as of August ___, 1996 (the "Credit Agreement"; all capitalized terms used by not defined herein having the meaning set forth in the Credit Agreement), by and among Pacific Gulf Properties Inc., a Maryland corporation (the "Borrower"), Bank of America National Trust and Savings Association, a national banking association, as Agent for the other Banks party thereto ("Agent") and as a Bank, and the other Banks party thereto (collectively, the "Banks"), the Borrower, does hereby represent, warrant, certify and covenant in favor of the Agent and the Banks that as of the date hereof:

                  1. The representations and warranties of the Borrower contained in Article IV of Credit Agreement are true and correct;

                  2. No Default or Event of Default exists under the Credit Agreement;

                  3. All conditions precedent set forth in Section 3.1 of the Credit Agreement (other than those based solely upon the approval of the Banks) have been satisfied;

                  4. All conditions specified in Section 2.20(c) of the Credit Agreement have been satisfied as of the date hereof with respect to each property constituting a part of the Existing Collateral, and none of the Existing Collateral is required to be excluded as Collateral pursuant to Section 2.20(d);

                  5. The Articles of Incorporation and the Articles of Amendment and Restatement of the Borrower filed with the Maryland Department of Assessments and Taxation on August 4, 1993 and February 15, 1994, respectively, remain in full force and effect and have not been revoked, amended, supplemented or modified since the respective dates thereof;

                  6. The Amended and Restated Bylaws of Borrower dated October 27, 1993 remain in full force and effect and have not been revoked, amended, supplemented or modified since the date thereof;

                  7. To the best of the undersigned's knowledge after due inquiry, the information furnished in the attached schedules, including, without limitation, each of the calculations in attached Schedule 1 and the related attachments with respect to (a) the covenants of the Borrower in Sections 5.9,
5.17 and 5.21 of the Agreement and (b) the Borrowing Base is true, correct and complete in all material respects as of the last day of the most recent fiscal quarter ended and the periods covered thereby (the "Reporting Periods").

                  IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Certificate on behalf of the Borrower as of this ___ day of August, 1996.


                                        PACIFIC GULF PROPERTIES INC., a
                                        Maryland corporation


                                        By:___________________________________
                                        Name:_________________________________
                                        Its:__________________________________



                  I, ____________________, being the __________________ of the
Borrower, hereby certifies that appearing above is the true and correct signature of __________________ being the President of the Borrower.


                                        ______________________________________
                                                   (Name and Title)

                                                                      SCHEDULE 1
                                                       to Borrower's Certificate

                               COVENANT COMPLIANCE

                         As of __________________, 199_
                   and for the period from _____________, 199_
                             to _____________, 199_

I.  FINANCIAL COVENANTS

         A. LIMITATION ON DEVELOPMENT ACTIVITIES (SECTION 5.9) AS OF _____________ , 199__
             [Carrying Costs of construction and development activities not to exceed 10% of total tangible assets; Carrying Costs of unimproved land not to exceed 10% of Tangible Net Worth]


Total tangible assets of the Borrower                                        (A)  $____________

Total Carrying Costs of all
construction and development
activities of the Borrower                                                   (B)  $____________

Total Carrying Costs of all construction
and development activities of the Borrower
as a percentage of the Borrower's total
tangible assets (Item (B) divided by Item (A))                               (C)   ____ %

Covenant compliance? (Item (C) must
be less than or equal to 10%)                                                (D)  ______ (yes or no)

Tangible Net Worth                                                           (E)  $____________

Total Carrying Costs of unimproved
land held by the Borrower                                                    (F)  $____________

Total Carrying Costs of unimproved land held
by the Borrower as a percentage of Tangible
Net Worth (Item (F) divided by Item (E))                                     (G)   ____ %

Covenant compliance? (Item G must be
less than or equal to 10%)                                                   (H)   ______ (yes or no)


         B.  TOTAL INDEBTEDNESS TO GROSS ASSET VALUE (SECTION 5.21(A)) AS OF
             _____________ , 199__
            [not to exceed 75% at any time prior to December 31, 1997 and 70% at any time thereafter]

Indebtedness

      Advances                                                               (I-1)  $____________

      Letter of Credit Obligations                                           (I-2)  $____________
      Unsecured Advances                                                     (I-3)  $____________

      Indebtedness of the Borrower
      and its Subsidiaries with
      respect to unconsolidated                                              (I-4)  $____________
      joint ventures and partnerships


      Other Indebtedness (itemize
      obligations greater than                                               (I-5)  $____________
      $5,000,000)

Total Indebtedness
(sum of Items (I-1)+(I-2)+(I-3)+(I-4)+(I-5))                                 (I-6)  $____________

Asset Value

      Net Operating Income from the real
      property assets of the Borrower                                        (J-1)  $____________
      consisting of "industrial properties"
      (as such term is used in the
      definition of Gross Asset Value) for
      the most recent fiscal quarter ended
      _____, 19__

                                                 Annualized
                                                 Net Operating
                                                 Income (Item (J-1)
                                                 multiplied by 4)            (J-2)  $____________







                                        Item (J-2) capitalized at the
                                        Industrial Property Cap Rate (___%)
                                        (use current rate)                      (J-3)  $____________

      Net Operating Income from the
      real property assets of the
      Borrower consisting of "business
      park" properties (as such term
      is used in the definition of
      Gross Asset (J-4) $____________
      Value) for the most recent
      Annualized Net Operating Income
      (Item fiscal quarter ended _____,
      19__ (J-4) multiplied by 4)                                               (J-5)   $____________

                                        Item (J-5) capitalized at the
                                        Business Park Property Cap Rate
                                        (___%) (use current rate)               (J-6)   $____________

      Net Operating Income from the
      real property assets of the
      Borrower consisting of apartment
      properties for the most recent
      fiscal quarter ended _____, 19__

                                        Annualized Net Operating Income (Item
                                        (J-7) $____________ (J-7) multiplied by
                                        4)                                      (J-8)  $____________

                                        Item (J-8) capitalized at the
                                        Apartment Property Cap Rate (___%)
                                        (use current rate)                      (J-9)  $____________

      All cash and Cash Equivalents
      held by the Borrower as of
      the last day of the most recent
      fiscal quarter ended _____, 19__                                          (J-10) $____________

      Undepreciated Carrying Cost of
      the Borrower's investment in
      363 San Miguel                                                            (J-11) $____________


      Carrying Cost of the Borrower's
      other non-income producing properties
      held in accordance with Section 5.9
      of the Credit Agreement                                                   (J-12) $____________


Gross Asset Value (sum of Items (J-3)+(J-6)+(J-9)+(J+10)+
(F-11)+(J-12))                                                                  (J-13) $____________

Total Indebtedness as a percentage of
Gross Asset Value (Item (I-6) divided                                           (K)  ____ %
by Item (J-13))


Covenant compliance? (Item (K) must be
less than or equal to 75% for all periods
prior to December 31, 1997 and 70% for
all periods thereafter)                                                         (L)  _____ (yes or no)



         C.  INTEREST COVERAGE RATIO (SECTION 5.21(B)) FOR THE PERIOD FROM
             _________, 199_ TO __________, 199__ [not to exceed 1.50:1.0 at any time]

EBITDA
    Net Income                                                               (M-1)  $____________
    Interest Expense                                                         (M-2)  $____________
    Depreciation                                                             (M-3)  $____________
    Amortization expenses                                                    (M-4)  $____________
      relating to intangibles
    Accrued taxes                                                            (M-5)  $____________
EBITDA (sum of Items (M-1)+(M-2)+(M-3)+(M-4)+(M-5))                          (M-6)  $____________

Interest Incurred (includes
capitalized interest)                                                        (N)  $____________

Interest Coverage Ratio (Item (M-6)
divided by Item (N))                                                         (O)  _______

 Covenant compliance?
(Item (O) must be less than or
 equal to 1.50:1.0)                                                          (P)  ________ (yes or no)


         D.  FIXED CHARGE COVERAGE RATIO (SECTION 5.21(C)) FOR THE PERIOD FROM
             _________ , 199_ TO __________, 199__ [not to exceed 1.35:1.0 at any time]

EBITDA (Item (M-6))                                                          (Q)    $_____________

Interest Incurred (Item (N))                                                 (R)    $_____________

Amortization
    Indebtedness with a maturity of less
    than 12 months from the date of
    determination (exclusive of balloon
    payments on real estate secured debt)
                                                                             (S-1)  $______________

    Current portion of Indebtedness
    with a maturity of greater than
    12 months from the date of
    determination
                                                                             (S-2)  $______________
Scheduled Amortization (sum of Items
(S-1)+(S-2))                                                                 (S-3)  $______________

Fixed Charge Coverage Ratio (Item (Q)
divided by the sum of Items (R)+(S-3))
                                                                             (T)   _______

Covenant Compliance? (Item (T) must
be less than or equal to 1.35:1.0)                                           (U)   _______  (yes or no)

         E.  TANGIBLE NET WORTH (SECTION 5.21(D)) AS OF _________, 199_
             [not to be less than $65,000,000 plus (i) 90% of all Net Cash
             Proceeds from any offerings of equity securities through the end of the Reporting Period minus (ii) amount by which cumulative dividends declared after June 6, 1996 exceed cumulative Net Income during the same period]

Net Cash Proceeds from all equity security offerings occurring on or after June
6, 1996 through the end of the Reporting Period (attach a list indicating the date or each such offering, the number of securities offered, the type of securities offered, the amount of the gross cash proceeds of the offering and amount of Net Cash Proceeds of the offering)


                                                                              (V)   $_____________

Item (V) multiplied by 90%                                                    (W)   $_____________

Cumulative amount of all dividends declared by the Borrower in all fiscal quarters ending after June 6, 1996 through the end of the Reporting Period
(attach a list of the payment dates and amounts of all such dividends)        (X)   $______________

Cumulative Net Operating Income for all fiscal quarters ending after June 6,
1996 through the end of the Reporting Period                                  (Y)  $_______________

Amount, if any, by which dividends declared exceed Net Operating Income (Item
(X) less Item (Y)) (if a negative number, enter zero)                         (Z)  $________________

Minimum Tangible Net Worth standard (the sum of $65,000,000 plus Item
(W) less Item (Z))                                                           (AA)  $________________

Tangible Net Worth
    Net Worth                                                                (BB-1)   $_______________
    Intangible assets                                                        (BB-2)   $_______________
    Outstanding advances and loans to
    officers                                                                 (BB-3)   $_______________
    Amounts due to the Borrower from
    Affiliates                                                               (BB-4)   $_______________
Tangible Net Worth (sum of Items (BB-1) minus [(BB-2)+
(BB-3)+(BB-4)])                                                              (BB-5)   $______________

Covenant compliance? (Item (BB-5)
must not be less than Item (AA))                                             (CC)  _________  (yes or no)



         F.  DISTRIBUTIONS (SECTION 5.17) FOR THE PERIOD FROM
             _________ , 199_ TO __________, 199__ (four consecutive
             quarters) [not to exceed 100% of Funds Available for Distribution]

Funds From Operations
    Net Income                                                               (DD-1) $_______________
    Less gains (or losses) from debt
      restructuring or the sale of property                                  (DD-2) $(______________)
    Plus depreciation and amortization                                       (DD-3) $_______________
    Adjusted for income (or losses) attributable
      to unconsolidated joint ventures
      and partnerships                                                       (DD-4) $(______________)
Funds From Operations (sum of Items
  (DD-1)-(DD-2)-(DD-3)-(DD-4))                                               (DD-5)  $_______________

Imputed Capital Expenditures
    Average number of apartment units owned by the
      Borrower during such period                                            (EE-1)  _________ units
    Item (EE-1) multiplied by $250.00                                        (EE-2)  $______________

    Average number of square feet of gross
    leaseable industrial space owned by the
    Borrower during such period                                              (EE-3)  _________ sq. ft.

    Item (EE-3) multiplied by $0.20                                          (EE-4)  $______________
Imputed Capital Expenditures (sum of Items
(EE-2)+(EE-4))                                                               (EE-5)  $______________

Funds Available for Distribution (Items (DD-5)
minus (EE-5))                                                                (FF)  $______________

Distributions paid or set apart                                              (GG)  $_______________

Covenant compliance ? (Item (GG) must not
exceed Item (FF))                                                            (HH)  _______  yes or no


II.  BORROWING BASE AS OF __________, 199___

Loan Availability
    (Item (F) from Table 1 attached hereto)                                  (II)  $____________

Outstanding Advances plus Letter of Credit                                   (JJ)  $____________
    Obligations

Covenant Compliance?  (Item II may not exceed Item (HH))                     (KK)  ______ (yes or no)

                                  TABLE 1

                         TO BORROWER'S CERTIFICATE

                             LOAN AVAILABILITY

                   For period ending __________, 19 ____


            (A)                             (B)                              (C)                              (D)

                                       Loan Amount @                    Loan Amount @
         Collateral                  55% Loan to Value           1.35 x Debt Service Coverage         Lower of (B) or (C)
         ----------                  -----------------           ----------------------------         -------------------






Total (E)

Loan Availability:
Lesser of Borrowing Base
or Revolving Commitment
Availability (F)

                                                                      SCHEDULE 2
                                                       to Compliance Certificate


                           DEFAULTS; EVENTS OF DEFAULT

                               ____________, 199_


Condition(s) or event(s) constituting a Default or Event of Default:__________
______________________________________________________________________________







Period of existence:









Remedial actions taken or proposed to be taken with respect to each such Default or Event of Default:___________________________________________________________

                                  EXHIBIT "I"

                       ADDITIONAL INSURANCE REQUIREMENTS
                       ---------------------------------

[LOGO] PACIFIC GULF PROPERTIES INC.                       363 SAN MIGUEL DRIVE
                                                          SUITE 100
                                                          NEWPORT BEACH CA
                                                          92660-7805
                                                          TELEPHONE 714 721 2700
                                                          FAX 714 721 2711

June 10, 1994


VIA HAND DELIVERY
-----------------

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION
555 Anton Boulevard, Suite 1100
Costa Mesa, CA 92626
Attention:  Mr. James Weaver
            Vice President and Regional Manager

Re:     Bank of America NT & SA ("Bank") --
        Pacific Gulf Properties Inc. ("Borrower");
        850,000,000 Revolving Line of Credit;
        Insurance Requirements
        ------------------------------------------

Gentlemen:

This letter shall clarify Borrower's obligations under Section 5.3 of that certain Revolving Credit Agreement (the "Credit Agreement") dated as of even date herewith, pursuant to which Borrower has agreed to maintain insurance on all of the Collateral (as defined in the Credit Agreement). Capitalized terms used herein without definition shall have the meanings for them set forth in the Credit Agreement.

Without in any way limiting Section 5.3 of the Credit Agreement, and in consideration of Bank's entering into the Credit Agreement, Borrower hereby agrees that its obligations under such Section shall include the following:

                1. All policies of insurance required under the Loan Documents shall be issued by companies approved by Bank having a minimum A.M. Best's rating of A:IX. The limits, coverage, forms, deductibles, inception and expiration dates and cancellation provisions of all such policies shall be in form, substance, amount and date reasonably acceptable to Bank. In addition, each required property insurance policy shall contain a Lender's Loss Payable Form (Form 438 BFU or equivalent) in favor of Bank, and shall provide that all proceeds be payable to Bank to the extent of Bank's interest. An approval by Bank is not, and shall not be deemed to be, a representation of the solvency of any insurer or the sufficiency of any amount of insurance.

                2. Each policy of insurance required under the Loan Documents shall provide that it may not be modified or cancelled without at least thirty (30) days' prior written notice to Bank. When any required insurance policy expires, Borrower shall furnish Bank with proof acceptable to Bank that

[LOGO]  PACIFIC GULF PROPERTIES INC.

        BANK OF AMERICA NATIONAL TRUST
          AND SAVINGS ASSOCIATION
        June 10, 1994

        Page 2



        the policy has been reinstated or a new policy issued, continuing in force the insurance covered by the policy which expired. Borrower shall also furnish Bank with evidence satisfactory to Bank that all premiums for such policy have been paid within thirty (30) days of renewal or issuance. If Bank fails to receive such proof and evidence, Bank shall have the right, but not the obligation, to obtain current coverage and advance funds to pay the premiums for it. Borrower shall repay Bank immediately on demand for any advance for such premiums, which shall be considered to be an additional loan to Borrower bearing interest at the Reference Rate plus three percent (3%), and secured by the Deeds of Trust and any other collateral held by Bank in connection with the Credit Agreement.

                3. With respect to any construction repair or restoration work to be performed on any of the Collateral, Borrower shall provide such policy or policies of worker's compensation insurance as may be required by applicable worker's compensation insurance laws (including employer's liability insurance, if required by Bank), covering all employees of Borrower and the general contractor performing such work.

                4. With respect to any construction repair or restoration work to be performed on any of the Collateral, Borrower shall provide a policy or policies of builder's "all risk" insurance in nonreporting form, in an amount not less than the full insurable completed value, on a replacement cost basis, of the Collateral on which the construction work is being performed. The policy or policies shall insure against loss or damage by hazards customarily included within such "all risk" policies and any other risks or hazards which Bank may reasonably specify, and each shall contain a Lender's Loss Payable Endorsement (Form 438 BFU) in favor of Bank.

                5. Borrower shall provide comprehensive liability insurance naming Bank as an additional insured, on an "occurrence" basis against claims for "personal injury" liability, including bodily injury, death or property damage liability, with limit of not less than Five Million Dollars ($5,000,000.00) per occurrence, with a deductible not to exceed $10,000.00 per occurrence. Such insurance shall be primary and noncontributory with any other insurance carried by Bank.

[LOGO]  PACIFIC GULF PROPERTIES INC.

        BANK OF AMERICA NATIONAL TRUST
          AND SAVINGS ASSOCIATION
        June 10, 1994


        Page 3


        Please acknowledge your agreement to and acceptance of the ???? stated in this letter by signing in the space provided below.

        Sincerely,

        PACIFIC GULF PROPERTIES INC.,
        a Maryland corporation


        By:  /s/  GLENN L. CARPENTER
           -----------------------------
             Glenn L. Carpenter
             President and
             Chief Executive Officer


        By:  /s/  DONALD G. HERRMAN
           -----------------------------
             Donald G. Herrman
             Senior Vice President and
             Chief Financial Officer


        DGH/cls
        L0694.18

        cc:  Ted C. Honold, Esq.
             Kevin L. Sherry, Esq.
             Dean A. Demetra, Esq.



        AGREED TO AND ACCEPTED AS OF
        JUNE 10, 1994.

        BANK OF AMERICA NATIONAL TRUST
          AND SAVINGS ASSOCIATION

        By:
            ------------------------------

            ------------------------------
               (Printed Name and Title)

                         PACIFIC GULF PROPERTIES, INC.

                          COMPREHENSIVE PACKAGE POLICY
                  Term:  April 20, 1994 through April 20, 1995


PROPERTY:

COVERAGES:                              LIMITS:                 DEDUCTIBLE:

                                        MAIN LIMITS:

Blanket Real & Personal Property:       $156,041,000            $ 10,000

Blanket Business Income
        Including Extra Expense:        $ 25,659,823            $ 10,000


                            SUBLIMITS & EXTENSIONS:

Building Ordinance Including
        Demolition:                     $  1,000,000            $ 10,000

Utility Service Interruption
        Time Element:                   $    250,000            12 Hour
                                                                Waiting Period

Newly Acquired Locations (90 Days)
        Real Property:                  $  1,000,000            $ 10,000
        Personal Property:              $    500,000            $ 10,000


This proposal is a general explanation of the terms and conditions of your policy. Please refer to the actual policy for coverage questions.

                                PROPERTY OPTIONS


BUILDING ORDINANCE:

        Provides coverage in the event your building is damaged or destroyed, and the replacement materials are out dated or no longer in use. The difference in cost for the upgraded materials would be covered, as would costs of partial or complete demolition.


UTILITY SERVICE INTERRUPTION:

        This coverage provides payment, in the event of an off-premises power failure, communication network breakdown, or lack of sufficient water supply, causes an interruption of business and subsequent loss of income.


DEMOLITION COST:

        This coverage protects your business in the event demolition after a covered loss is necessary, to prepare for rebuilding of your property. This may be required if the remaining structure is deemed unsafe.


AUTOMATIC COVERAGE:

        This endorsement extends your building and property coverage to include acquired property, for up to 90 days.

                         PACIFIC GULF PROPERTIES, INC.

                        COMPREHENSIVE GENERAL LIABILITY
                  Term:  April 20, 1994 through April 20, 1995



COVERAGES:                                      LIMITS:

        General Policy Aggregate:               $ 2,000,000

        Products/Completed
        Operations Aggregate:                   $ 1,000,000

        Personal and Advertising
        Injury Limit:                           $ 1,000,000

        Fire Legal Liability:                   $   100,000

        Medical Payments:                       $    15,000


        Special Features:

                A.  Aggregate "Per Location"

                B.  Contractual Liability

                C.  Fire Legal Liability

                D.  Personal Injury

                E.  Advertisers Liability

                F.  Host Liquor


This proposal is a general explanation of the terms and conditions of your policy. Please refer to the actual policy for coverage questions.

                           GENERAL LIABILITY OPTIONS

CONTRACTUAL LIABILITY:

        This coverage protects your business when liability arises from obligations you have assumed under contract with others. It coves the liability of others, which you had assumed either knowingly or otherwise.

PERSONAL INJURY:

        This coverage protects your business in the event of "injury" due to: false arrest, detention, imprisonment, or malicious prosecution; libel or slander, and defamation of character; wrongful eviction, invasion of privacy, or personal injury assumed by a contract. This coverage is enforced by court decision holding your firm liable.

ADVERTISING LIABILITY:

        This coverage protects your business from advertising "injury" to others. Coverage includes lawsuits arising from your advertising or promotional activities, where you are held liable for piracy, unfair competition, unknowing infringement of copyright, slander or libel.

FIRE DAMAGE LEGAL LIABILITY:

        This coverage protects your business against financial loss, in the event your leased or rented property is damaged due to fire or explosion caused by your operations. Payment is made when your firm is legally held liable.

HOST LIQUOR LIABILITY:

        This coverage protects against loss in the event arising from the serving of alcoholic beverages at a company function deemed incidental to your operations.

                         PACIFIC GULF PROPERTIES, INC.

                               BOILER & MACHINERY
                  Term:  April 20, 1994 through April 20, 1995



LIMIT:                  $5,000,000 Property Damage and Business
                        Interruption/Extra Expense combined.


DEDUCTIBLE:             $1,000    Property Damage
                        12 Hours  Business Interruption & Extra Expense


EXTENSIONS:             Sixty (60) Days Notice of Cancellation except for
                        Non-Payment.





   This proposal is a general explanation of the terms and conditions of your policy. Please refer to the actual policy for coverage questions.

                         PACIFIC GULF PROPERTIES, INC.

                          UMBRELLA LIABILITY COVERAGE
                  Term:  April 20, 1994 through April 20, 1995



COVERAGE:               Provides Personal Injury, Property Damage and
                        Advertising Injury Liability and Employers Liability coverage in excess of scheduled underlying limits and, when no underlying insurance, in excess of the policy retained limit.

NOTICE OF CANCELLATION: Sixty (60) Day Notice of Cancellation, Non-renewal or material change except for Non-Payment of Premium.

LIMIT OF LIABILITY:     $50,000,000     Each Occurrence
                        $50,000,000     General Aggregate
                                        (Other than Products/Completed
                                        Operations)
                        $50,000,000     Products/Completed Operations Aggregate

SELF-INSURED RETENTION: $    10,000

SCHEDULED UNDERLYING
POLICY: Comprehensive General Liability, Automobile Liability and Employers Liability coverages.

MAIN POLICY EXCLUSIONS: -Absolute Pollution except for Hostile Fire
                        -Asbestos
                        -ERISA
                        -Nuclear Energy Liability


   This proposal is a general explanation of the terms and conditions of your policy. Please refer to the actual policy for coverage questions.

                                   EXHIBIT "J"

                             COMPLIANCE CERTIFICATE


                               ____________, 1996

Bank of America National Trust and
  Savings Association
5 Park Place, Suite 500
Irvine, California  92714

         Re: Syndicated Credit Agreement, dated as of August ___, 1996 (as amended, modified, supplemented, restated, or renewed from time to time, the "Agreement"), by and among PACIFIC GULF PROPERTIES INC., a Maryland corporation (the "Borrower"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as Agent for the other Banks party thereto ("Agent") and as a Bank, and the other Banks party thereto (collectively, the "Banks")

Ladies and Gentlemen:

         Reference is made to the Agreement. Capitalized terms used in this Compliance Certificate (including the schedules and other attachments hereto, this "Certificate") without definition have the meanings specified in the Agreement.

         Pursuant to Section 5.1(g) of the Agreement, the undersigned hereby certifies to the Agent and the Banks that, to the best of the undersigned's knowledge after diligent inquiry, the information furnished in the attached schedules, including, without limitation, each of the calculations in attached
Schedule 1 and the related attachments with respect to (a) the covenants of the Company in Sections 5.9, 5.17 and 5.21 of the Agreement and (b) the Borrowing Base is true, correct and complete in all material respects as of the last day of the fiscal period subject to the financial statements being delivered to the Agent pursuant to Section 5.1 of the Agreement together with this Certificate (such statements the "Financial Statements" and the periods covered thereby the "Reporting Periods") and for such Reporting Period.

         The undersigned hereby further certifies to the Agent and the Banks that, to the best of the undersigned's knowledge after diligent inquiry:

              (1) Review of Financial Condition. The undersigned has reviewed the terms of the Agreement, including, without limitation, the representations and warranties of the Borrower and its Subsidiaries set forth in Article IV thereof and the covenants of the Borrower and its Subsidiaries set forth in
Article V thereof, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the Reporting Periods. The Financial Statements accurately present the financial position of the Borrower and its Subsidiaries as of the date thereof and for the Reporting Periods covered thereby.

              (2) Representations and Warranties. The representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, including those contained in Article IV of the Agreement, are true and correct as of the date hereof and were true and correct at all times during the Reporting Periods;

              (3) Covenants. During the Reporting Period, the Borrower and its Subsidiaries observed and performed all of their respective covenants and other agreements under the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower and its Subsidiaries;

              (4) No Default; Event of Default. [Except as expressly set forth in attached Schedule 2,] no Default or Event of Default exists as of the date hereof or existed at any time during the Reporting Period. [Schedule 2 sets forth a true, correct and complete description of the nature and period of existence of each Default or Event of Default that exists as of the date hereof or existed at any time during the Reporting Periods and the actions that the Borrower or its Subsidiaries have taken, are taking and propose to take with respect thereto]; and

              (5) No Excluded Collateral. No adjustment in the Borrowing Base or Collateral Value for any Collateral included in any of the calculations reflected in this Certificate is required under Section 2.20(d) of the Agreement.

         IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ____ day of ____________, 19__.



                                     PACIFIC GULF PROPERTIES INC., a Maryland corporation


                                     By:_____________________________________


                                        _____________________________________
                                        [Printed Name and Title]

                                                                      SCHEDULE 1
                                                       to Compliance Certificate

                               COVENANT COMPLIANCE

                         As of __________________, 199_
                   and for the period from _____________, 199_
                             to _____________, 199_

I. FINANCIAL COVENANTS

         A.       LIMITATION ON DEVELOPMENT ACTIVITIES (SECTION 5.9) AS OF
                  _____________ , 199__
                  [Carrying Costs of construction and development activities not to exceed 10% of total tangible assets; Carrying Costs of unimproved land not to exceed 10% of Tangible Net Worth]


Total tangible assets of the Borrower                                        (A)  $____________

Total Carrying Costs of all
construction and development
activities of the Borrower                                                   (B)  $____________

Total Carrying Costs of all
construction and development
activities of the Borrower as
a percentage of the Borrower's
total tangible assets (Item (B)
divided by Item (A))                                                         (C)   ____ %

Covenant compliance? (Item (C) must
be less than or equal to 10%)                                                (D)  ______ (yes or no)

Tangible Net Worth                                                           (E)  $____________

Total Carrying Costs of unimproved
land held by the Borrower                                                    (F)  $____________

Total Carrying Costs of unimproved
land held by the Borrower as a
percentage of Tangible Net Worth
(Item (F) divided by Item (E))                                               (G)   ____ %

Covenant compliance? (Item G must be
less than or equal to 10%)                                                   (H)   ______ (yes or no)


         B.       TOTAL INDEBTEDNESS TO GROSS ASSET VALUE (SECTION 5.21(A)) AS OF
                  _____________ , 199__
                  [not to exceed 75% at any time prior to December 31, 1997 and 70% at any time thereafter]

Indebtedness

      Advances                                                               (I-1)  $____________

      Letter of Credit Obligations                                           (I-2)  $____________
      Unsecured Advances                                                     (I-3)  $____________

      Indebtedness of the Borrower
      and its Subsidiaries with
      respect to unconsolidated
      joint ventures and partnerships
                                                                             (I-4)  $____________

      Other Indebtedness (itemize
      obligations greater than                                               (I-5)  $____________
      $5,000,000)

Total Indebtedness
  (sum of Items (I-1)+(I-2)+(I-3)+(I-4)+(I-5))                               (I-6)  $____________

Asset Value

      Net Operating Income from the
      real property assets of the Borrower
      consisting of "industrial properties"
      (as such term is used in the definition
      of Gross Asset Value) for the most
      recent fiscal quarter ended _____, 19__                                (J-1)  $____________


                                                Annualized Net Operating
                                                Income (Item (J-1)
                                                multiplied by 4)             (J-2)  $____________


                                        Item (J-2) capitalized at the
                                        Industrial Property Cap Rate (___%)
                                        (use current rate)                      (J-3) $____________

      Net Operating Income from the
      real property assets of the
      Borrower consisting of "business
      park properties" (as such term
      is used in the definition of
      Gross Asset Value ) for the most
      recent fiscal quarter ended
      _____, 19__


                                        Annualized Net Operating Income (Item
                                        (J-4) $____________ (J-4) multiplied by
                                        4)                                      (J-5) $____________

                                        Item (J-5) capitalized at the
                                        Business Park Property Cap Rate
                                        (___%) (use current rate)               (J-6) $____________

      Net Operating Income from the
      real property assets of the
      Borrower consisting of apartment
      properties for the most recent
      fiscal quarter ended _____, 19__
                                        Annualized Net Operating Income (Item
                                        (J-7) $____________ (J-7) multiplied by
                                        4)
                                                                                (J-8) $____________
                                        Item (J-8) capitalized at the
                                        Apartment Property Cap Rate (___%)
                                        (use current rate)                      (J-9) $____________

      All cash and Cash Equivalents
      held by the Borrower as of the
      last day of the most recent
      fiscal quarter ended _____, 19__                                          (J-10) $___________

      Undepreciated Carrying Cost of
      the Borrower's investment in
      363 San Miguel                                                            (J-11) $____________


      Carrying Cost of the Borrower's
      other non-income producing
      properties held in accordance
      with Section 5.9 of the Credit
      Agreement                                                                 (J-12) $____________




Gross Asset Value (sum of Items (J-3)+(J-6)+(J-9)+(J+10)+                       (J-13) $____________
(F-11)+(J-12))

Total Indebtedness as a percentage of
Gross Asset Value (Item (I-6) divided
by Item (J-13))                                                                 (K)  ____ %

Covenant compliance? (Item (K) must be
less than or equal to 75% for all periods
prior to December 31, 1997 and 70% for
all periods thereafter)                                                         (L)  _____ (yes or no)


         C.       INTEREST COVERAGE RATIO (SECTION 5.21(B)) FOR THE PERIOD FROM
                  _________, 199_ TO __________, 199__ [not to exceed 1.50:1.0 at any time]

EBITDA
    Net Income                                                               (M-1)  $____________
    Interest Expense                                                         (M-2)  $____________
    Depreciation                                                             (M-3)  $____________
    Amortization expenses                                                    (M-4)  $____________
      relating to intangibles
    Accrued taxes                                                            (M-5)  $____________
EBITDA (sum of Items (M-1)+(M-2)+(M-3)+(M-4)+(M-5))                          (M-6)  $____________

Interest Incurred (includes
capitalized interest)                                                        (N)  $____________

Interest Coverage Ratio (Item (M-6)
divided by Item (N))                                                         (O)  _______

 Covenant compliance?
(Item (O) must be less than or
 equal to 1.50:1.0)                                                          (P)  ________ (yes or no)


         D.       FIXED CHARGE COVERAGE RATIO (SECTION 5.21(C)) FOR THE PERIOD FROM
                  _________ , 199_ TO __________, 199__ [not to exceed 1.35:1.0 at any time]

EBITDA (Item (M-6))                                                          (Q)   $_____________

Interest Incurred (Item (N))                                                 (R)   $_____________

Amortization
    Indebtedness with a maturity of
    less than 12 months from the date of
    determination (exclusive of balloon
    payments on real estate secured debt)                                    (S-1)   $______________

    Current portion of Indebtedness with
    a maturity of greater than 12 months
    from the date of determination                                           (S-2)   $______________

Scheduled Amortization (sum of Items
(S-1)+(S-2))                                                                 (S-3)   $______________

Fixed Charge Coverage Ratio (Item (Q)
divided by the sum of Items (R)+(S-3))
                                                                             (T)   _______

Covenant Compliance? (Item (T) must
be less than or equal to 1.35:1.0)                                           (U)   _______  (yes or no)

         E.       TANGIBLE NET WORTH (SECTION 5.21(D)) AS OF
                  _________, 199_
                  [not to be less than $65,000,000 plus (i) 90% of all Net Cash
                  Proceeds from any offerings of equity securities through the end of the Reporting Period minus (ii) amount by which cumulative dividends declared after June 6, 1996 exceed cumulative Net Income during the same period]

Net Cash Proceeds from all equity security
offerings occurring on or after June 6, 1996
through the end of the Reporting Period
(attach a list indicating the date or each
such offering, the number of securities
offered, the type of securities offered, the
amount of the gross cash proceeds of the
offering and amount of Net Cash Proceeds of
the offering)                                                                (V)   $_____________

Item (V) multiplied by 90%                                                   (W)   $_____________

Cumulative amount of all dividends declared
by the Borrower in all fiscal quarters ending
after June 6, 1996 through the end of the
Reporting Period (attach a list of the payment
dates and amounts of all such dividends)                                     (X)   $______________

Cumulative Net Operating Income for all fiscal
quarters ending after June 6, 1996 through the
end of the Reporting Period                                                  (Y)  $_______________

Amount, if any, by which dividends declared
exceed Net Operating Income (Item (X) less
Item (Y)) (if a negative number, enter zero)                                 (Z)  $________________

Minimum Tangible Net Worth standard
(the sum of $65,000,000 plus Item (W) less
Item (Z))                                                                    (AA)     $_______________

Tangible Net Worth
    Net Worth                                                                (BB-1)   $_______________
    Intangible assets                                                        (BB-2)   $_______________
    Outstanding advances and loans to
    officers                                                                 (BB-3)   $_______________
    Amounts due to the Borrower from
    Affiliates                                                               (BB-4)   $_______________
Tangible Net Worth (sum of Items (BB-1) minus [(BB-2)+
(BB-3)+(BB-4)])                                                              (BB-5)   $_______________

Covenant compliance? (Item (BB-5)
must not be less than Item (AA))                                             (CC)  _______  (yes or no)


         F.       DISTRIBUTIONS (SECTION 5.17) FOR THE PERIOD FROM
                  _________ , 199_ TO __________, 199__ (four consecutive
                  quarters) [not to exceed 100% of Funds Available for Distribution]

Funds From Operations
    Net Income                                                               (DD-1) $_______________
    Less gains (or losses) from debt
      restructuring or the sale of property                                  (DD-2) $(______________)
    Plus depreciation and amortization                                       (DD-3) $_______________
    Adjusted for income (or losses) attributable
      to unconsolidated joint ventures
      and partnerships                                                       (DD-4) $(______________)
Funds From Operations (sum of Items
  (DD-1)-(DD-2)-(DD-3)-(DD-4))                                               (DD-5)  $______________

Imputed Capital Expenditures Average number of
    apartment units owned by the
    Borrower during such period                                              (EE-1)  __________ units
    Item (EE-1) multiplied by $250.00                                        (EE-2)  $______________

    Average number of square feet of gross
    leaseable industrial space owned by the
    Borrower during such period                                              (EE-3)  _________ sq. ft.
    Item (EE-3) multiplied by $0.20                                          (EE-4)  $______________
Imputed Capital Expenditures (sum of Items
(EE-2)+(EE-4))                                                               (EE-5)  $______________

Funds Available for Distribution (Items (DD-5)
minus (EE-5))                                                                (FF)  $______________

Distributions paid or set apart
                                                                             (GG)  $_______________

Covenant compliance ? (Item (GG) must not
exceed Item (FF))                                                            (HH)  _______  yes or no


II.  BORROWING BASE AS OF __________, 199___

Loan Availability
    (Item (F) from Table 1 attached hereto)                                  (II)     $____________

Outstanding Advances plus Letter of Credit                                   (JJ)      $____________
    Obligations

Covenant Compliance?  (Item II may not exceed Item (HH))                     (KK)     ______ (yes or no)

                                  TABLE 1

                         TO COMPLIANCE CERTIFICATE

                             LOAN AVAILABILITY

                   For period ending __________, 19 ____


            (A)                             (B)                              (C)                              (D)

                                       Loan Amount @                    Loan Amount @
         Collateral                  55% Loan to Value           1.35 x Debt Service Coverage         Lower of (B) or (C)
         ----------                  -----------------           ----------------------------         -------------------






Total (E)

Loan Availability:
Lesser of Borrowing Base
or Revolving Commitment
Availability (F)

                                                                      SCHEDULE 2
                                                       to Compliance Certificate

                        DEFAULTS; EVENTS OF DEFAULT

                            ____________, 199_


Condition(s) or event(s) constituting a Default or Event of Default:____________
________________________________________________________________________________






Period of existence:









Remedial actions taken or proposed to be taken with respect to each such Default or Event of Default:____________________________________________________________

                                  SCHEDULE 1.5

                              EXISTING OBLIGATIONS


Principal Balance of All Outstanding Advances:          $18,169,050.00
Total Accrued and Unpaid Interest:                      $99,293.06
Outstanding Letter of Credit Obligations:               $0.00
On the Effective Date of this Agreement, each
  Bank's Pro Rata Share of the Secured Facility
  shall be:
        BofA                                            50.76923076%
        Dresdner Bank:                                  24.61538461%
        NBD Bank:                                       24.61538461%


                                  Schedule 1.5

                                 SCHEDULE 5.10

                             EXISTING INDEBTEDNESS



                                 Schedule 5.10

                               LOAN STATUS REPORT
                              AS OF JUNE 30, 1996

                               LOAN STATUS REPORT
                              AS OF JUNE 30, 1996

                               LOAN STATUS REPORT
                              AS OF JUNE 30, 1996

                                 SCHEDULE 5.11

                                 EXISTING LIENS




                                 Schedule 5.11

                               LOAN STATUS REPORT
                              AS OF JUNE 30, 1996

                               LOAN STATUS REPORT
                              AS OF JUNE 30, 1996

                               LOAN STATUS REPORT
                              AS OF JUNE 30, 1996